EXHIBIT 10.1

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of November 3, 2010, is by and among PHOENIX FOOTWEAR GROUP, INC., a Delaware corporation (“Phoenix”), PENOBSCOT SHOE COMPANY, a Maine corporation (“Penobscot”), H.S. TRASK & CO., a Montana corporation (“Trask”; Phoenix, Penobscot and Trask are individually and/or collectively referred to as the “Borrower”), GIBRALTAR BUSINESS CAPITAL, LLC, a Delaware limited liability company, as agent (the “Agent”) for the benefit of the First Lien Lenders and the Second Lien Lenders, GIBRALTAR BUSINESS CAPITAL, LLC, a Delaware limited liability company and WESTRAN INDUSTRIAL LOAN CO., LLC, a Delaware limited liability company (together with its successors and assigns, the “First Lien Lenders”), and GIBRALTAR BUSINESS CAPITAL, LLC, a Delaware limited liability company and WESTRAN INDUSTRIAL LOAN CO., LLC, a Delaware limited liability company (together with their successors and assigns, the “Second Lien Lenders”; the First Lien Lenders and the Second Lien Lenders are sometimes collectively called the “Lenders”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders provide the Borrower with certain revolving loans and a term loan; and

WHEREAS, the Lenders are willing to make such loans to the Borrower, upon the terms and provisions and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and of any loans or other financial accommodations now or hereafter made to or for the benefit of the Borrower by the Lender, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

1. DEFINITIONS.

1.1 General Terms. When used herein, the following terms shall have the following meanings:

“Account Debtor” means the Person who is obligated on or under an Account.

“Accounts” means “accounts” as defined in the Code, including, without limitation, all present and future accounts receivable and other rights of the Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, without limitation, 15% stockholders, members, directors, partners, managers, and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Loan and Security Agreement as the same may be modified, supplemented or amended from time to time.

“Assignment of Rents and Leases” means that certain Assignment of Rents and Leases by Penobscot in favor of the Agent for the benefit of the Lenders with respect to the Real Estate, as the same may be modified, supplemented, amended, reaffirmed or restated from time to time.

“Balance Sheet Accounts” means those Accounts of the Borrower reflected on the balance sheet of the Borrower delivered to the Agent pursuant to Sections 8.1(a) and (b) hereof.

“Balance Sheet Inventory” means the Inventory of the Borrower reflected on the balance sheet of the Borrower delivered to the Agent pursuant to Sections 8.1(a) and (b) hereof.

“Business Day” means a day other than Saturday or Sunday on which banks are open for business in Chicago, Illinois.

“Cash Collateral Account” shall have the meaning ascribed to such term in Section 4.4 hereof.

“CERCLA” means the Comprehensive Environmental Release Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Closing Date” means with respect to the Revolving Loans, the date hereof and with respect to the Term Loan, the date on which the Borrower satisfies each of the conditions contained in Section 5.3 hereof.

“Closing Fee” shall have the meaning ascribed to such term in Section 2.12 hereof.

“Code” means the Uniform Commercial Code as adopted in the State of Illinois; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interests in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy.

“Collateral” shall have the meaning ascribed to such term in Section 6.1 hereof.

“Collateral Report” shall have the meaning contained in Section 8.1 hereof.

“Control Agreement” means, with respect to any deposit account, credit card company account or any other checking, operating and other banking account of Borrower, a written agreement or document, in form and substance reasonably satisfactory to Agent, (a) acknowledging and consenting to the security interest of Agent for the benefit of the Lenders in such deposit account or such other accounts and all cash, checks, drafts, any investment property, and other instruments or writings for the payment of money from time to time therein, (b) confirming such financial institution’s or securities or commodities intermediary’s agreement to follow the instructions of Agent with respect to all such cash, checks, drafts, any investment property and other instruments or writings for the payment of money and otherwise provide Agent with sole dominion and control thereof to give Agent for the benefit of the Lenders a first priority perfected Lien therein, (c) waiving all rights of setoff and banker’s or other lien on all items held in any such deposit account or other accounts (other than with respect to payment of customary and reasonable fees and expenses actually incurred for account services), and (d) containing such other reasonable and market terms and conditions reasonably required by Agent.

“Credit Termination Date” means the earlier of (i) the Stated Maturity Date, (ii) such other date on which the Commitments shall automatically terminate pursuant to Section 10.2 hereof, or (iii) such other date as is mutually agreed in writing between the Borrower and the Lenders.

“Default” means an event, circumstance or condition which through the passage of time or the service of notice or both would (assuming no action is taken to cure the same) mature into an Event of Default.

“Default Rate” shall have the meaning ascribed to such term in Section 2.6 hereof.

“Deposit Accounts” means any deposit, securities, operating, lockbox or cash collateral account (including, without limitation, the Cash Collateral Account and the Lock Box Account), together with any funds, instruments or other items credited to any such account from time to time, and all interest earned thereon.

“Deregistration Transaction” means a transaction by Borrower which consist of a reverse stock split, followed by a forward stock split and the payment by Borrower for fractional shares of its common stock resulting from the reverse stock split which is expected to be effected so that Borrower may qualify for deregistering its outstanding common stock from the Securities Exchange Act of 1934, as amended.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts and Eligible Dilutive Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Duly Authorized Officer” means the President, Chief Executive Officer, the Chief Financial Officer, any Vice-President, the Treasurer (if at any time applicable), and the Secretary of the Borrower.

“EBITDA” means, for any applicable period, the net earnings (or loss) of the Borrower, minus Extraordinary Gains and interest income, plus interest expense, lender fees, non-cash expenses, income taxes, depreciation and amortization, as determined on a consolidated basis and in accordance with GAAP.

“Eligible Accounts” means those Accounts of Borrower (i) as to which the Agent for the benefit of the Lenders has a first priority perfected Lien and (ii) that comply with all of the representations and warranties made to the Agent under this Agreement and the Financing

Agreements; provided, that the following Accounts of the Borrower are not Eligible Accounts: (a) Accounts which remain unpaid more than ninety (90) calendar days from the invoice date; (b) all Accounts owing by a single Account Debtor to the Borrower, including, without limitation, currently scheduled Accounts, if twenty-five percent (25%) or more of the balance owing by such Account Debtor to the Borrower do not constitute Eligible Accounts by reason of clause (a) above; (c) Accounts with respect to which the Account Debtor is a director, officer or employee or a equity holder owning more than 15% of the Borrower’s capital stock, or Affiliate of the Borrower, including, without limitation, any Account Debtor of which an officer, director or employee or a holder of equity of 15% or more of the capital stock of the Borrower; (d) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the Borrower assigns its right to payment of such Accounts to the Agent pursuant to, and in full compliance with, the Assignment of Claims Act of 1940, as amended; (e) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada or who is not subject to service of process within the continental United States of America or Canada, unless such Accounts are supported by irrevocable letters of credit or other credit support in amount and on terms satisfactory to the Agent, the proceeds of which are assigned to the Agent in a manner satisfactory to the Agent, each in Agent’s sole determination; (f) Accounts in dispute (but only to the extent of such disputed amount) or with respect to which the Account Debtor has asserted, or the Borrower or the Agent has a reasonable basis for believing that the Account Debtor is entitled to assert, a counterclaim or right of setoff (but only to the extent of such counterclaim or setoff amount); (g) Accounts with respect to which the prospect of payment or performance by the Account Debtor is or will be impaired, as determined by the Agent in the exercise of its reasonable discretion; (h) Accounts that are not valid, legally enforceable obligations of the Account Debtor thereunder; (i) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvency proceeding or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (j) Accounts with respect to which the Account Debtor’s obligation to pay the Account is conditional upon the Account Debtor’s approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval or consignment basis; (k) Accounts pursuant to which the Account Debtor is located in the State of Minnesota and the Borrower has not filed a Notice of Business Activities Report with the Minnesota Commissioner of Revenue for the then current year, or Accounts with respect to which the Account Debtor is located in New Jersey, unless the Borrower (1) has received a certificate of authority to do business and is in good standing in New Jersey, or (2) has filed a Notice of Business Activities Report or similar report with the proper authorities of New Jersey for the then current year, in each case unless exempt or such failure to file can be cured on a retroactive basis without affecting the ability to collect such Accounts through legal process; (l) Accounts which arise out of sales not made in the ordinary course of the Borrower’s business; (m) any Account with respect to which the Account Debtor has returned to the Borrower twenty percent (20%) or more of the Inventory of the Borrower the sale of which gave rise to such Account, (n) Accounts with respect to which any document or agreement executed or delivered in connection therewith, or any procedure used in connection with any such document or agreement, fails in any material respect to comply with the requirements of applicable law, or with respect to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect; (o) Accounts with respect to an Account Debtor whose total obligations owing to Borrower exceed 20% of all

Eligible Accounts to the extent of the obligations owing by such Account Debtor in excess of such percentage; (p) Eligible Dilutive Accounts and (q) Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower, to the extent of Borrower’s existing or potential liability to such Account Debtor; provided, further, an Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements for eligibility, shall forthwith with the delivery of the next Schedule of Accounts cease to be an Eligible Account, and further, with respect to any Account, if the Agent at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to the Borrower.

“Eligible Dilutive Accounts” means those Accounts of Borrower from the following Account Debtors of the Borrower: Nordstrom Direct, Inc., Shoebuy.Com Inc., Gerler & Son Inc., and Benchmark Brands.

“Eligible Inventory” means, to the extent applicable, that portion of Borrower’s Inventory that is only finished goods, owned by the Borrower, held for sale by the Borrower, normally and currently saleable in the ordinary course of the Borrower’s business, is at all times of good and merchantable quality, free from defects, and located at the Real Estate, and as to which the Agent has a first priority perfected Lien; provided, that the following Inventory of the Borrower is not Eligible Inventory: (a) Inventory which is in transit; (b) Inventory which the Agent determines, in the exercise of its reasonable discretion and in accordance with the Agent’s customary business practices, to be unacceptable due to age, type, category and/or quantity; (c) Inventory which is stored with a landlord, bailee, consignee, warehouseman, processor or similar third party, unless the Borrower has previously complied with the terms of Section 4.3(a) hereof with respect to such stored Inventory; (d) slow-moving, consigned and/or obsolete Inventory; (e) Inventory as to which any representation or warranty contained in this Agreement is untrue or misleading in any material respect; (f) Inventory consisting of supplies, packaging and packing materials that are to be consumed by Borrower and not held for resale; (g) Inventory not located in the United States or Canada; and (h) Inventory that is work in process.

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement by the Borrower in favor of the Agent, as the same may be amended, reaffirmed, modified or supplemented from time to time.

“Environmental Laws” means all federal, state and local laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to the Borrower and its business, assets and property, including, without limitation, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; CERCLA; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U. S. Department of Transportation regulations.

“Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other communication, written or oral to the Borrower or any officer thereof, actual or threatened, from the United States Environmental Protection Agency or other federal, state or local agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of the Borrower which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, or the imposition of any Lien on property, or any alleged violation of or responsibility under Environmental Laws which could result in the Borrower incurring a material liability or which could have a Material Adverse Effect, and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the foregoing.

“Equipment” means “equipment” as defined in the Code, including, without limitation, any and all of the Borrower’s machinery, equipment, vehicles, fixtures, furniture, computers, appliances, tools, and other tangible personal property (other than Inventory), whether located on the Borrower’s premises or located elsewhere, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by the Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, together with the regulations thereunder.

“ERISA Affiliate” means any corporation, trade or business, which together with the Borrower would be treated as a single employer under Section 4001 of ERISA.

“Event of Default” shall have the meaning ascribed to such term in Section 10.1 hereof.

“Excluded Collateral” means, collectively, (a) any permit or license of Borrower (i) that prohibits or requires the consent of any Person other than Borrower’s Affiliates as a condition to the creation by Borrower of a Lien on any right, title or interest in such permit or license, or (ii) to the extent that any requirement of law applicable thereto prohibits the creation of a Lien thereon, but only, with respect to the prohibition in clauses (i) and (ii) to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the Code or by any other requirement of law or required consent is not obtained (and immediately upon the lapse, termination, unenforceability or ineffectiveness of any such prohibition or grant of such required consent, the Collateral shall include, and Borrower shall be deemed to have automatically granted a security interest in, all such permits, licenses or contractual obligations no longer subject to such prohibition or required consent), (b) fixed or capital assets owned by Borrower that are subject to a purchase money Lien or a capitalized lease if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capitalized lease) prohibits or requires the consent of any Person other than Borrower’s Affiliates as a condition to the creation of any other Lien on such fixed or capital asset (and immediately upon the lapse, termination, unenforceability or ineffectiveness of any such prohibition or grant of such required consent, the Collateral shall include, and Borrower shall be deemed to have automatically granted a security interest in, all such fixed or capital assets no longer subject to such prohibition or required consent) and (c) any accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower and cash collateral accounts to secure the Existing L/C’s and the amounts deposited therein amounts (collectively, the “Excluded Deposit Accounts”); provided, however, that “Excluded Collateral” shall not include any proceeds, products, substitutions or replacements thereof (unless such proceeds, products, substitutions or replacements, would otherwise constitute Excluded Collateral).

“Extraordinary Gains” means “extraordinary gains” as determined in accordance with GAAP and any gains of the Borrower derived from the sale of any of the Borrower’s lines of business, including, without limitation, the sale of the Chambers line of business.

“Existing L/Cs” means the standby letter of credit issued by Pacific Western Bank for the benefit of Zodiak International Limited in the face amount of $55,720, (or any replacement letter of credit) which is secured by a cash collateral account in the aggregate amount of such face amount.

“Financing Agreements” means any and all agreements, instruments, certificates and documents, including, without limitation, security agreements, loan agreements, notes, guarantees, keep well agreements, mortgages, deeds of trust, subordination agreements, intercreditor agreements, pledges, powers of attorney, perfection certificates, consents, assignments, collateral assignments, reimbursement agreements, contracts, notices, leases, collateral assignments of key man life insurance policies, financing statements and all other written documents (including, without limitation, the Pledge Agreement, the Revolving Credit Note, the Term Loan Note, the Guaranty, Landlord’s Waivers, the Intellectual Property Security Agreement, the Mortgage and any Control Agreement), in each case evidencing, securing or relating to the Loans and the Liabilities, whether heretofore, now, or hereafter executed by or on behalf of the Borrower, any Affiliate, or any other Person, and delivered to or in favor of the Agent or the Lenders, together with all agreements and documents referred to therein or contemplated thereby, as each may be amended, modified or supplemented from time to time.

“First Lien Borrowing Base” means, at any time, without duplication, an amount equal to the sum of (a), (b) and (c) below:

(a) an amount equal to up to (i) eighty five percent (85%) of the face amount (less, without duplication, discounts, the Dilution Reserve, credits and allowances which have been taken by or granted to Account Debtors in connection therewith) of all existing Eligible Accounts that are set forth in the Schedule of Accounts then most recently delivered by the Borrower to the Agent; plus

(b) an amount equal to up to (i) forty percent (40%) of the face amount (less discounts, credits and allowances which have knowingly been taken by or granted to Account Debtors in connection therewith) of all existing Eligible Dilutive Accounts that are set forth in the Schedule of Accounts then most recently delivered by the Borrower to the Agent; plus

(c) the First Lien Inventory Advance Rate.

“First Lien Inventory Advance Rate” means an amount equal to the lesser of (i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and (ii) up to thirty five percent (35%) of the Value of the Eligible Inventory as set forth in the Inventory Report.

“First Lien Lender” shall have the meaning ascribed to such term in the Preamble.

“Fiscal Quarter” means any of the quarterly accounting periods of Borrower ending on the last Saturday of March, June, September, and on the Saturday closest December 31 of each calendar year.

“Fiscal Year” means annual accounting period of Borrower ending on the Saturday closest December 31 of each calendar year.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) that are applicable to the circumstances as of the date of determination.

“General Intangibles” means “general intangibles” as defined in the Code.

“Guaranty” means that certain validity guaranty of even date herewith made by Messrs. Riedman and Nelson in favor of the Agent.

“Hazardous Substances” means hazardous substances, materials, wastes, and waste constituents and reaction by-products, pesticides, oil and other petroleum products, and toxic substances, including, without limitation, asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.

“Indebtedness” with respect to any Person means, as of the date of determination thereof, (a) all of such Person’s indebtedness for borrowed money (including, without limitation, the Liabilities), (b) all indebtedness of such Person or any other Person secured by any Lien with respect to any property or asset owned or held by such Person, regardless whether the indebtedness secured thereby shall have been assumed by such Person or such Person has become liable for the payment thereof, (c) all obligations or liabilities created or arising under any lease of real or personal property, or conditional sale or other title retention agreement with respect to property used and/or acquired by such Person which, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person, (d) all unfunded pension fund obligations and liabilities and deferred taxes, (e) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (f) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person, (g) all guarantees by such Person, or any undertaking by such Person to be liable for, the debts or obligations of any other Person, and (h) all other indebtedness, liabilities and obligations of such Person, now or hereafter owing, due or payable, however evidenced, created, incurred or owing and however arising, due or owing to any Person or otherwise which under GAAP should be reflected on a balance sheet.

“Indemnified Parties” shall have the meaning ascribed to such term in Section 11.16 hereof.

“Intellectual Property Security Agreement” means that certain Intellectual Property Security Agreement of even date herewith made by Borrower in favor of Agent, in form and substance reasonably satisfactory to the Agent, as the same may be modified, supplemented or amended from time to time in accordance with its terms.

“Inventory” means “inventory” as defined in the Code.

“Inventory Report” means, as applicable, a schedule in form and substance reasonably satisfactory to the Agent listing the Inventory of the Borrower, certified by a Duly Authorized Officer on behalf of the Borrower, to be delivered on a weekly basis to the Agent by the Borrower pursuant to Section 8.1 hereof, describing such Inventory and other items by category, age, type and cost and setting forth any discounts received in connection with the purchase of such Inventory and other items.

“Landlord’s Waivers” means landlord’s waivers agreements executed in favor of the Agent with respect to any leased real property of the Borrower.

“Lender ROFO Pro Rata Share” means with respect to each Lender, the proportion of the New Securities which will equal, when added to the Borrower’s common stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of securities then held, by such Lender as will equal 1% of the total common stock of the Borrower then outstanding (assuming full conversion and/or exercise, as applicable, of all preferred stock and other securities).

“Liabilities” means any and all of the Borrower’s liabilities, obligations and Indebtedness to the Agent and the Lenders of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired, or owing, whether primary, secondary, direct, indirect, contingent, absolute, fixed or otherwise (including, without limitation, the Term Loan, the Revolving Loans, payments of or for principal, interest, default interest, reimbursement obligations, fees, costs, expenses, and/or indemnification, and obligations of performance, and any interest that accrues after commencement of any insolvency or bankruptcy proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency or bankruptcy proceeding) and whether arising or existing under written agreement, oral agreement, or by operation of law, including, without limitation, all the Borrower’s Indebtedness, liabilities and obligations to the Lenders under this Agreement or the Financing Agreements, and any refinancings, substitutions, extensions, renewals, replacements and modifications for or of any or all of the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, hypothecation, collateral assignment, or other charge, encumbrance or preferential arrangement, including, without limitation, the retained security title of a conditional vendor or lessor.

“Loan Account” shall have the meaning ascribed to such term in Section 2.4 hereof.

“Loans” means any Revolving Loan and the Term Loan.

“Lock Box Account” shall have the meaning ascribed to such term in Section 4.4 hereof.

“Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.

“Material Adverse Change” or “Material Adverse Effect” means any change, event, action, condition or effect which, individually or in the aggregate, (a) impairs the legality, validity or enforceability in any material respect of this Agreement or any Financing Agreement, (b) impairs the fully perfected first priority status of the Liens granted hereunder and under the Financing Agreements in favor of the Agent in the Collateral or any other assets pledged in favor of Agent to secure the Liabilities or any portion thereof subject to the Permitted Liens, or (c) materially and adversely affects the business, assets, operations, performance, or condition (financial or otherwise) of the Borrower, or the ability of the Borrower to repay the Liabilities when due or declared due and perform the Borrower’s obligations under this Agreement and the Financing Agreements to which it is a party.

“Maximum Facility” means an amount equal to Five Million Seven Hundred Fifty Thousand and No/100 Dollars ($5,750,000.00).

“Maximum Revolving Facility” means, at any time, an amount equal to Four Million Two Hundred Fifty Thousand and No/100 Dollars ($4,250,000.00).

“Mortgage” means that certain Mortgage, Financing Statement and Fixture Filing (with Assignment of Rents) made by Penobscot, granting and conveying to the Agent a mortgage Lien on the Real Estate, as the same may be modified, supplemented, amended, reaffirmed or restated from time to time.

“Multiemployer Plan” shall have the meaning ascribed to such term in Section 7.18 hereof.

“New Securities” means, collectively, equity securities of the Borrower, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

“Paid In Full” shall have the meaning ascribed to such term in Section 2.8 hereof.

“PBGC” shall have the meaning ascribed to such term in Section 7.18 hereof.

“Permitted Liens” shall have the meaning ascribed to such term in Section 9.1 hereof.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, limited liability company, unincorporated organization, association, corporation, institution, entity, party, or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Plan” shall have the meaning ascribed to such term in Section 7.18 hereof.

“Pledge Agreement” means that certain stock pledge agreement dated the Closing Date made by the Borrower in favor of the Agent, as the same may be modified, supplemented, amended, reaffirmed or restated from time to time.

“Prepayment Determination Amount” means with respect to each prepayment of the Term Loan (a) if the prepayment is pursuant to Section 2.3, the principal amount of the Term Loan being prepaid, and (b) in all other cases, an amount equal to the sum of the principal amount of the Term Loan being prepaid plus the amount of the Maximum Revolving Facility.

“Prepayment Premium” means, with respect to a prepayment of all or any portion of the principal amount of the Term Loan and termination of the Revolving Loan Commitment, (a) three percent (3%) of the Prepayment Determination Amount if such prepayment occurs prior to November 3, 2011, (b) two percent (2%) of the Prepayment Determination Amount if such prepayment occurs on or after November 3, 2011 but prior to November 3, 2012 and (c) one percent (1%) of the Prepayment Determination Amount if such prepayment occurs on or after November 3, 2012 but prior to the Stated Maturity Date. No Prepayment Premium shall apply if the Liabilities are Paid in Full on the Stated Maturity Date.

“Prime Rate” means the “prime rate” of interest per annum identified from time to time in “Money Rates” column of The Wall Street Journal (central edition) or if such publication ceases to be in circulation, then any other comparable source (or if the Agent ceases to use the “prime rate”, a comparable index rate) identified by the Agent, but in no event shall such rate at any time be lower than 3.25% per annum. Any change in the Prime Rate shall be effective as of the effective date of such change.

“Pro Rata Share” means with respect to a Lender’s obligation to make: (a) a Revolving Loan and receive payments of interest and principal with respect thereto, (i) prior to the making of any Revolving Loan, the percentage obtained by dividing (x) such Lender’s Revolving Loan Commitment, by (y) the aggregate amount of all Lenders’ Revolving Loan Commitments, and (ii) from and after the making of any Revolving Loan, the percentage obtained by dividing (1) the principal amount of such Lender’s Revolving Loan by (2) the principal amount of all Revolving Loans of all Lenders, and (b) a Term Loan and receive payments of interest and principal with respect thereto, (i) prior to the making of any Term Loan, the percentage obtained by dividing (x) such Lender’s Term Loan Commitment, by (y) the aggregate amount of all Lender’s Term Loan Commitment, and (ii) from and after the making of any Term Loan, the percentage obtained by dividing (1) the principal amount of such Lender’s Term Loan by (2) the principal amount of all Term Loans of all Lenders. Solely with respect to fees, including, but not limited to the Closing Fee, the loan servicing fee identified in Section 2.13 hereof and the Prepayment Premium, the Pro Rata Share of the Lenders shall be as follows: Gibraltar Business Capital, LLC-65.22% and Westran Industrial Loan Co., LLC-34.78%.

“Prohibited Transaction” shall have the meaning ascribed to such term in ERISA.

“Projected EBITDA” the projected EBITDA figures delivered to the First Lien Lenders pursuant to Section 8.1(h) hereof.

“Property” means any and all real property owned, leased, sub-leased or used at any time by Borrower, including, the Real Estate.

“Real Estate” means the certain lot or parcel of land situated in Old Town, County of Penobscot, State of Maine, together with all buildings thereon owned by Penobscot.

“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.

“Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.

“Revolving Credit Note” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Revolving Loan Commitment” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Revolving Loans” shall have the meaning ascribed to such term in Section 2.1 hereof.

“Schedule of Accounts” means an aged trial balance and reconciliation to the First Lien Borrowing Base in form and substance reasonably satisfactory to the Agent (which may at the Agent’s discretion include copies of original invoices) listing the Eligible Accounts and the Eligible Dilutive Accounts, certified on behalf of the Borrower by a Duly Authorized Officer, to be delivered on a weekly basis to the Agent by the Borrower pursuant to Section 8.1 hereof.

“Schedule of Accounts Payable” means an aged Schedule of Borrower’s accounts payable in form and substance reasonably satisfactory to Agent listing each and every accounts payable of the Borrower, certified on behalf of the Borrower by a Duly Authorized Officer, to be delivered on a weekly to the Agent by the Borrower pursuant to Section 8.1 hereof.

“Second Lien Borrowing Base” means, at any time, without duplication, an amount equal to the sum of (a) and (b) minus (c) below:

(a) an amount equal to up to (i) eighty five percent (85%) of the face amount of all existing Balance Sheet Accounts that are set forth in the balance sheet of the Borrower then most recently delivered by the Borrower to the Agent; plus

(b) the Second Lien Inventory Advance Rate; minus

(c) the outstanding balance of the Revolving Loans.

“Second Lien Inventory Advance Rate” means an amount up to fifty percent (50%) of the Balance Sheet Inventory as set forth in the most recent balance sheet of the Borrower.

“Second Lien Lender” shall have the meaning ascribed to such term in the Preamble.

“Stated Maturity Date” means November 3, 2013.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, limited liability partnership or other entity of which such Person owns, directly or indirectly, such number of outstanding capital stock as have more than 50.1% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company, limited liability partnership or other entity.

“Tax Code” shall have the meaning ascribed to such term in Section 7.18 hereof.

“Taxes” shall have the meaning ascribed to such term in Section 3.1 hereof.

“Term Loan” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Term Loan Commitment” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Term Loan Note” shall have the meaning ascribed to such term in Section 2.2 hereof.

“Value” means with respect to any Inventory, the lesser of the market value thereof or the Borrower’s cost thereof calculated on a first-in, first-out basis as determined by an appraiser approved by the Agent (which shall include Accuval); provided, however, in no event shall the value exceed 75% of the net orderly liquidation value of Inventory.

1.2 Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given to such terms in accordance with GAAP.

1.3 Others Defined in Code. All terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided by the Code to the extent the same are used or defined therein.

1.4 Miscellaneous. The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa. Section and Schedule references are to this Agreement unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting, and means “including, without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”. Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Financing Agreements) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of this Agreement or any Financing Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

2. COMMITMENTS; INTEREST; FEES.

2.1 Revolving Loans. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, and so long as the Term Loan has been fully funded and is outstanding (except to the extent a prepayment of the Term Loan is required under Section 2.3 hereof), each First Lien Lender agrees to make revolving loans in the amount of its Pro Rata Share (such loans collectively called “Revolving Loans” and individually called a “Revolving Loan”) to the Borrower from time to time on and after the Closing Date and prior to the Credit Termination Date, so long as the aggregate amount of such advances outstanding at any time to the Borrower do not exceed the lesser of: (i) the Maximum Revolving Facility; and (ii) the First Lien Borrowing Base at such time minus any reserves established by the Agent pursuant to Section 2.1(c) hereof. The Borrower shall have the right to repay and reborrow any of the Revolving Loans (without premium or penalty unless the Revolving Loans are prepaid in full and the Maximum Revolving Facility is terminated); provided, however, that it shall be a condition precedent to any reborrowing that as of the date of any reborrowing (any such date herein called a “Reborrowing Date”) all of the conditions to borrowing set forth in Section 5.1 of this Agreement shall be satisfied and all representations and warranties made herein shall be true and correct in all respects as of such Reborrowing Date (unless such representations and warranties are made as of an earlier date in which case they shall have been true and correct in all respects as of such earlier date). Each First Lien Lender’s commitment to make its Pro Rata Share of the Revolving Loans is hereinafter called the “Revolving Loan Commitment”. The failure of a First Lien Lender to make its Pro Rata Share of the Revolving Loans shall not in any way require that the other First Lien Lender make its Revolving Loans in excess of its Pro Rata Share.

(b) Each advance to the Borrower under this Section 2.1 shall, on the day of such advance, be deposited, in immediately available funds, in the Borrower’s account that is subject to the Control Agreement.

(c) The Borrower acknowledges and agrees that the Agent may from time to time (i) upon five (5) calendar days notice to the Borrower and the Lenders, increase or decrease the advance rates with respect to Eligible Accounts, the Eligible Dilutive Accounts and Eligible Inventory in the Agent’s reasonable discretion, and/or (ii) establish reserves against the First Lien Borrowing Base, the Eligible Accounts, the Eligible Dilutive Accounts and/or the Eligible Inventory in the Agent’s sole and absolute discretion.

(d) The Revolving Loans shall be evidenced by separate promissory notes (hereinafter, as the same may be amended, modified or supplemented from time to time, and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Revolving Credit Notes”), duly executed and delivered by the Borrower payable to the order of the each First Lien Lender in the principal amount equal to each First Lien Lender’s Pro Rata Share of the Maximum Revolving Facility. THE PROVISIONS OF THE REVOLVING CREDIT NOTE NOTWITHSTANDING, THE REVOLVING LOANS THEN OUTSTANDING SHALL BECOME IMMEDIATELY DUE AND PAYABLE UPON THE EARLIEST TO

OCCUR OF (X) STATED MATURITY DATE; (Y) THE ACCELERATION OF THE LIABILITIES PURSUANT TO SECTION 10.2 HEREOF; AND (Z) TERMINATION OF THIS AGREEMENT (WHETHER BY PREPAYMENT OR OTHERWISE) IN ACCORDANCE WITH ITS TERMS.

(e) Accrued interest on the Revolving Loans shall be due and payable and shall be made by the Borrower to the Agent in accordance with Section 2.6 hereof. Monthly interest payments on the Revolving Loans shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Revolving Loans. Upon maturity, the outstanding principal balance of the Revolving Loans shall be immediately due and payable, together with any remaining accrued interest thereon.

2.2 Term Loan. (a) On the terms and subject to the conditions set forth in this Agreement, and provided there does not then exist a Default or an Event of Default, each Second Lien Lender, severally and for itself alone, shall extend to the Borrower in one (1) advance its Pro Rata Share of the term loan (the “Term Loan”) to the Borrower in an aggregate principal amount equal to the lesser of (i) $1,500,000 and (ii) Second Lien Borrowing Base. The outstanding principal balance of the Term Loan shall be paid in full on the Credit Termination Date. Interest payments on the Term Loan shall be made in accord with Section 2.6. Monthly interest payments on the Term Loan shall be computed using the interest rate then in effect and based on the outstanding principal balance of the Term Loan. Any amounts paid or applied to the principal balance of the Term Loan (whether by mandatory prepayment or otherwise) may not be reborrowed hereunder. The Second Lien Lender’s commitment hereunder to make the Term Loan is hereinafter called the “Term Loan Commitment”. Upon maturity, the outstanding principal balance of the Term Loan shall be immediately due and payable, together with any remaining accrued interest thereon, to the Second Lien Lender by Borrower.

(b) The Term Loan is evidenced by separate promissory notes (hereinafter, as the same may be modified, supplemented, amended, reaffirmed or restated from time to time and together with any renewals or extensions thereof or exchanges or substitutions therefor, called the “Term Loan Notes”), duly executed and delivered by the Borrower with appropriate insertions, dated the Closing Date, payable to the order of each Second Lien Lender in the principal amount equal to each Second Lien Lender’s Pro Rata Share of $1,500,000. THE PROVISIONS OF THE TERM LOAN NOTE NOTWITHSTANDING, THE TERM LOAN SHALL BECOME IMMEDIATELY DUE AND PAYABLE ON THE CREDIT TERMINATION DATE.

2.3 Principal Balance of Liabilities Not to Exceed the Maximum Facility. If at any time the outstanding principal balance of Revolving Loans exceeds the lesser of (i) the Maximum Revolving Facility and (ii) the First Lien Borrowing Base, then the Borrower shall immediately prepay the outstanding principal amount of the Revolving Loans to cure such overadvance. Subject to Section 2.15, if at any time the outstanding principal balance of the Term Loans exceeds the lesser of (i) $1,500,000 and (ii) the Second Lien Borrowing Base, then the Borrower shall immediately and permanently prepay the outstanding principal amount of the Term Loan to cure such overadvance.

2.4 The Borrower’s Loan Account. The Agent, on behalf of each Lender, shall maintain a loan account (the “Loan Account”) on its books for Borrower in which shall be recorded (a) all Loans made by Lenders to Borrower pursuant to this Agreement, (b) all payments made by Borrower on all such Loans, and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. Borrower promises to pay the amount reflected absent manifest error or omissions as owing by Borrower under its Loan Account and all of its other obligations hereunder as such amounts become due or are declared due pursuant to the terms of this Agreement. Notwithstanding the foregoing, the failure so to record any such amount or any error in so recording any such amount shall not limit or otherwise affect the Borrower’s obligations under this Agreement.

2.5 Statements. All Loans to the Borrower, and all other debits and credits provided for in this Agreement, shall be evidenced by entries made by the Agent in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as the Agent shall have rendered to the Borrower written statements of account as provided herein, the balance in the Loan Account, as set forth on the Agent’s most recent computer printout, shall be rebuttably presumptive evidence of the amounts due and owing the Lenders by the Borrower. From time to time the Agent shall render to the Borrower a statement setting forth the balance of the Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by the Agent but shall, absent manifest errors or omissions, be presumed correct and binding upon the Borrower.

2.6 Interest. The Borrower agrees to pay to (a) the Agent’s account for the benefit of the First Lien Lenders on the daily outstanding principal balance of the Revolving Loans at the Prime Rate from time to time in effect, plus 8.0% and (b) the Agent’s account for the benefit of the Second Lien Lenders on the outstanding principal balance of the Term Loan at the Prime Rate from time to time in effect, plus 12.75%; provided, however, that at the election of Agent and immediately upon notice to Borrower following the occurrence of an Event of Default (and continuing while such Event of Default exists), and notwithstanding any other provisions of this Agreement to the contrary, the Borrower agrees to pay to the Lenders interest on the outstanding principal balance of the Loans at the per annum rate of 4% plus the total rate otherwise payable hereunder with respect to such Loans (the “Default Rate”). Accrued interest on each Loan shall be payable on the first calendar day of each month and at maturity, commencing with the first day of the calendar month after the initial disbursement of such loan. Upon maturity, the outstanding principal balance of all Loans shall be immediately due and payable, together with any remaining accrued interest thereon. Interest shall be computed on the basis of a year of three hundred sixty (360) days for the actual number of days elapsed, in arrears (which results in more interest being paid than if computed on the basis of a 365-day year). If any payment item is received into the Agent’s Loan Account on a non-Business Day or after 12:00 p.m. (Chicago time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.7 Method for Making Payments. All payments that Borrower is required to make to Agent or the Lenders under this Agreement or under any of the other Financing Agreements shall be made in immediately available funds not later than 12:00 p.m. (Chicago time) on the date of payment to the Agent’s Loan Account, or at such other place as Agent directs in writing from time to time. Agent shall promptly remit to each Lender its Pro Rata Share of all such payments received in collected funds by Agent for the account of such Lender.

2.8 Term of this Agreement. The Borrower shall have the right to terminate this Agreement following prepayment of all of the Liabilities; provided, however, that (a) all of the Agent’s and each Lender’s rights and remedies under this Agreement, and (b) the Liens created under Section 6.1 hereof and under any of the other Financing Agreements, shall survive such termination until all of the Liabilities under this Agreement and the other Financing Agreements (other than contingent indemnification obligations provided for herein or therein) have been indefeasibly paid in full (“Paid in Full”). In addition, the Liabilities may be accelerated as set forth in Section 10.2 hereof. Upon the effective date of termination, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities hereunder shall have been Paid in Full, the Agent shall be entitled to retain its Liens in and to all existing and future Collateral and the Borrower shall continue to remit collections of Accounts of the Borrower and proceeds as provided herein.

2.9 Limitation on Charges. It being the intent of the parties that the rate of interest and all other charges to the Borrower be lawful, if for any reason the payment of a portion of the interest or other charges otherwise required to be paid under this Agreement would exceed the limit which a Lender may lawfully charge the Borrower, then the obligation to pay interest or other charges shall automatically be reduced to such limit and, if any amounts in excess of such limit shall have been paid, then such amounts shall at the sole option of such Lender either be refunded to the Borrower or credited to the principal amount of the Liabilities (or any combination of the foregoing) so that under no circumstances shall the interest or other charges required to be paid by the Borrower hereunder exceed the maximum rate allowed by applicable law, and Borrower shall not have any action against a Lender for any damages arising out of the payment or collection of any such excess interest.

2.10 Setoff. Borrower agrees that Agent and each Lender has all rights of setoff provided by applicable law. The Borrower agrees that, if at any time (i) any amount owing by it under this Agreement or any Financing Agreement is then due and payable to the Agent or a Lender, or (ii) a Default or an Event of Default shall have occurred and be continuing, then the Agent or such Lender or the holder of any promissory note issued hereunder, in its sole discretion, may set off against and apply to the payment of any and all Liabilities, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Agent or such Lender or such holder.

2.11 Termination of Commitments by the Lenders. On the date on which the Revolving Loan Commitment and Term Loan Commitment terminate pursuant to Section 10.2 hereof, all Loans and other Liabilities shall become immediately due and payable, without presentment, demand or notice of any kind.

2.12 Closing Fee. On the Closing Date, the Agent, for the benefit of the Lenders in accordance with their Pro Rata Share, shall earn a one-time closing fee in the amount of three percent (3%) of the Maximum Facility, which fee shall be nonrefundable and deemed fully earned as of such date (“Closing Fee”). The Closing Fee shall be paid according to the following payment schedule: (a) $57,500 on the date of the this Agreement; (b) $57,500 on the earlier of (i) termination of this Agreement for any reason and (ii) the one year anniversary of this Agreement and (c) $57,500 on the earlier of (i) termination of this Agreement for any reason and (ii) the two year anniversary of this Agreement.

2.13 Loan Servicing Fee. The Borrower shall pay to the Agent, for the benefit of the Lenders in accordance with their Pro Rata Share, on the first day of each month prior to the Credit Termination Date (commencing with December 1, 2010), a loan servicing fee in an amount equal to $5,000 per month.

2.14 Prepayment. The Borrower may, at its option, prepay, at any time during the term of this Agreement all or any portion of the Liabilities, provided, however, if such prepayment is a permanent prepayment of the Liabilities and in connection with the termination of the Commitments, then it shall be subject to the following conditions (i) not less than three (3) days prior to the date upon which the Borrower desires to make such permanent prepayment, Borrower shall deliver to the Agent a written notice of its intention to make such prepayment, which notice shall be irrevocable and state the amount of the prepayment and the prepayment date and (ii) Borrower shall pay the applicable Prepayment Premium and the unpaid balance of the Closing Fee to the Agent for the benefit of the Lenders in accordance with their Pro Rata Share. Amounts prepaid on account of the Term Loan may not be reborrowed.

2.15 Application of Payments. Notwithstanding any provision contained herein to the contrary, all payments (whether relating to interest or principal on any Loan or other Liabilities) shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent for the benefit of the Lenders, shall be applied as follows:

(i) first, to pay any expenses then due to Agent under the Financing Agreements, until paid in full,

(ii) second, to pay any fees then due to Agent under the Financing Agreements until paid in full,

(iii) third, to pay interest due in respect of all Revolving Loans until paid in full,

(iv) fourth, so long as no Event of Default has occurred and is continuing, to pay any expenses ratably then due to the Second Lien Lenders; provided, that if an Event of Default has occurred and is continuing then the priority of the payment of expenses on the Term Loan is deferred to item “eighth” below,

(v) fifth, so long as no Event of Default has occurred and is continuing, to pay any fees ratably then due to the Second Lien Lender; provided, that if an Event of Default has occurred and is continuing then the priority of the payment of fees on the Term Loan is deferred to item “ninth” below,

(vi) sixth, so long as no Event of Default has occurred and is continuing, to pay interest ratably then due in respect of the Term Loan until paid in full; provided, that if an Event of Default has occurred and is continuing then the priority of the payment of interest on the Term Loan is deferred to item “tenth” below,

(vii) seventh, to pay the principal due in respect of all Revolving Loans until paid in full,

(viii) eighth, if an Event of Default has occurred and is continuing, to pay any expenses ratably then due to Second Lien Lender under the Financing Agreements, until paid in full,

(ix) ninth, if an Event of Default has occurred and is continuing, to pay any fees ratably then due to Second Lien Lender under the Financing Agreements, until paid in full,

(x) tenth, if an Event of Default has occurred and is continuing, to pay interest ratably then due in respect of the Term Loan until paid in full,

(xi) eleventh, to pay principal ratably due on the Term Loan until paid in full, and

(xii) twelfth, to Borrower or such other Person entitled thereto under applicable law.

3. TAXES.

3.1 Taxes All payments by the Borrower under this Agreement shall be made free and clear of, and without deduction for, any present or future income, excise, stamp or other taxes, fees, levies, duties, withholdings or other charges of any nature whatsoever, now or hereafter imposed by any taxing authority, other than (i) franchise taxes and taxes imposed on or measured by a Lender’s net income or receipts, or (ii) any withholding tax to the extent that such withholding tax would have been imposed on the relevant payment under the laws and treaties in effect at the time that any Lender or such recipient first became a party to this Agreement or otherwise became entitled to any rights hereunder (such non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall:

(a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b) promptly forward to Agent an official receipt or other documentation satisfactory to Agent evidencing such payment to such authority; and

(c) pay to such Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by such Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against such Lender with respect to any payment received by such Lender hereunder, such Lender may pay such Taxes and the Borrower agrees to promptly pay such additional amounts (including, without limitation, any penalties, interest or expenses) as is necessary in order that the net amount received by such Lender after the payment of such Taxes (including, without limitation, any Taxes on such additional amount) shall equal the amount such Lender would have received had not such Taxes been asserted.

To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code Section 7701(a)(30) (a “Non-U.S. Participant”) shall deliver to Borrower and Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from United States withholding tax on interest payments to be made hereunder or on any Loan. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Code Sections 871(h) or 881(c), such Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Administrative Agent (any such certificate, a “Withholding Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and Administrative two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or Agent to an exemption from United States withholding tax on interest payments to be made hereunder or on any Loan.

Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and Agent certifying that such Lender is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax. Borrower shall not be required to pay additional amounts to a Lender, or indemnify any Lender, under this Section to the extent that such obligations would not have arisen but for the failure of such Lender to comply with this Section.

3.2 Lender Statements. Each Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Section 3.1 hereof. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of demonstrable error. Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement. Unless otherwise provided herein, the amount specified in the written statement shall be payable within ten (10) Business Days after receipt by Borrower of the written statement.

4. ELIGIBILITY REQUIREMENTS; CASH COLLATERAL ACCOUNT; ATTORNEY-IN-FACT.

4.1 Certain Warranties.

(a) Inventory Warranties. The Borrower represents and warrants to the Agent that with respect to its Inventory scheduled, listed or referred to in any Inventory Report, if and when applicable, (i) it is the lawful owner of such Inventory and has the right to subject such Inventory to a Lien in favor of the Agent, (ii) such Inventory is located on one of the premises listed on Schedule 4.1 attached hereto or such other location after the Closing Date as Borrower may have after complying with the terms of Section 8.9 hereof and is not in transit, (c) such Inventory is not subject to any Lien whatsoever except for security interests in favor of the Agent to secure the Liabilities and the Permitted Liens, (d) such Inventory is of good and merchantable quality, free from any defects which would affect the market value of such Inventory, and (e) such Inventory satisfies the objective criteria for inclusion as Eligible Inventory to the extent designated as such on such Inventory Report.

(b) Account Warranties; Schedule of Accounts. The amounts shown on the Schedule of Accounts and all invoices and statements delivered to the Agent with respect to any Account included therein, are and will be actually and absolutely owing to the Borrower and are and will not be contingent for any reason. There are no set-offs, counterclaims or disputes existing or asserted with respect to any Accounts included on any Schedule of Accounts when scheduled and the Borrower has not made any agreement with any Account Debtor for any deduction from such Account, except for discounts or allowances allowed by the Borrower in the ordinary course of business. There are no reserves against the collection of Accounts not set forth in the applicable Schedule of Accounts or the financial statements delivered pursuant to Section 8.1 hereof and there are no facts, events or occurrences which in any way impair the validity or enforcement of any of the Accounts or tend to reduce the amount payable thereunder from the amount of the invoice shown on any Schedule of Accounts when scheduled, and on all contracts, invoices and statements delivered to the Agent with respect thereto except as accounted for by such reserves and for returns of Inventory in the ordinary course of business.

(c) Verification of Accounts. The Agent shall have the right in the name of the Agent or a nominee of the Agent, to verify the validity, amount or any other matter relating to any Accounts of the Borrower, by mail, telephone, facsimile or otherwise.

4.2 Inventory Records. The Borrower shall maintain its current inventory system or another inventory system reasonably acceptable to the Agent, which shall accurately track all of the Borrower’s Inventory and correctly and accurately itemizes and describes in all material respects the kind, type, quality, quantity and value of such Inventory and of Eligible Inventory, the Borrower’s cost therefor and withdrawals therefrom and additions thereto, all of which records shall be available during the Borrower’s usual business hours at the request of the Agent. The Borrower shall conduct a physical count of its Inventory at least once each Fiscal Year, and following each physical inventory, the Borrower shall supply the Agent with a report in a form and with such specificity as may be satisfactory to the Agent concerning any variances between the book count and such physical count of such Inventory.

4.3 (a) Inventory Covenants. No Inventory of Borrower shall be stored with a landlord, bailee, warehouseman, consignee, processor or similar third party unless the Borrower first (i) obtains the Agent’s written consent (which shall not be unreasonably withheld, delayed or conditioned), and (ii) furnishes to the Agent such agreements, instruments and documents, in form and substance reasonably satisfactory to Agent, as the Agent shall, in its sole discretion, specify with respect to such stored Inventory, including, without limitation, any negotiable warehouse receipts or other documents of title or landlord’s, warehouseman or similar waiver

(b) Account Covenants. The Borrower shall promptly upon its learning thereof: (a) inform the Agent in writing of any material delay in the Borrower’s performance of any of its obligations to any Account Debtor in excess of Seven Thousand Five Hundred Dollars ($7,500) or of any assertion of any claims, offsets or counterclaims by any Account Debtor of the Borrower other than made in the ordinary course of business; (b) furnish to and inform the Agent of all material adverse information relating to the financial condition of any Account Debtor of the Borrower; and (c) notify the Agent in writing if any of its then existing Accounts scheduled to the Agent with respect to which the Agent has made an advance are no longer Eligible Accounts or Eligible Dilutive Accounts.

4.4 Collection of Accounts and Payments. On or prior to the Closing Date, a lock box account (the “Lock Box Account”) shall have been established in the Borrower’s name with one or more lending institutions acceptable to the Agent pursuant to which the Borrower shall direct in writing all Account Debtors to directly remit and to which the Borrower shall remit all payments on Accounts of the Borrower and in which the Borrower will immediately deposit all payments made for Inventory of the Borrower or services provided by the Borrower and all other proceeds of Collateral in the identical form in which such payment was made, whether in cash or by check. All amounts deposited in the Lock Box Account will be automatically transferred, on a daily basis, pursuant to the Control Agreement to a concentration account at the Agent’s bank (the “Cash Collateral Account”). The Borrower hereby agrees that all payments made to the Lock Box Account and subject to the Control Agreement and received in the Cash Collateral Account, or otherwise received by the Agent, whether in respect of the Accounts of the Borrower or as proceeds of other Collateral or otherwise, will be the sole and exclusive property of the Agent for the benefit of the Lenders (to the extent of the Liabilities). The Borrower further agrees that all payments made to the Lock Box Account and transferred to the Cash Collateral Account will be applied on account of the Liabilities of the Borrower other than the Term Loan unless the Liabilities have been accelerated pursuant to Section 10.2 hereof. Agent shall be entitled to charge (solely for the benefit of the Agent) Borrower for one Business Day of ‘clearance’ at the rate then applicable under Section 2.6 to Revolving Loans on all collections that are received by Borrower and forwarded to Agent hereunder. This across-the-board one Business Day clearance charge on all collections of Borrower is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrower and shall apply irrespective of whether or not there are any outstanding monetary obligations; the effect of such clearance charge being the equivalent of charging interest on such collections through the completion of a period ending one Business Day after the receipt thereof.

4.5 Appointment of the Agent as the Borrower’s Attorney-in-Fact. The Borrower hereby irrevocably designates, makes, constitutes and appoints the Agent (and all Persons designated by the Agent in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact, and authorizes the Agent, in the Borrower’s or the Agent’s name, to do the following: (a) at any time, (i) endorse the Borrower’s name upon any items of payment or proceeds thereof and deposit the same in the Agent’s account on account of the Borrower’s Liabilities, (ii) endorse the Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account of the Borrower or any goods pertaining thereto to collect the proceeds thereof; (iii) sign the Borrower’s name on any verification of Accounts of the Borrower and notices thereof to Account Debtors; and (iv) take control in any manner of any item of payment on or proceeds of any Account of the Borrower and apply such item of payment or proceeds to the Liabilities, and (b) at any time after the occurrence and during the continuance of an Event of Default; (i) demand payment of Accounts of the Borrower; (ii) enforce payment of Accounts of the Borrower by legal proceedings or otherwise; (iii) exercise all of the Borrower’s rights and remedies with respect to proceedings brought to collect any Account; (iv) sell or assign any Account of the Borrower upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any Account of the Borrower; (vi) discharge and release any Account of the Borrower; (vii) prepare, file and sign the Borrower’s name on any proof of claim in bankruptcy or other similar document against any Account Debtor; (viii) notify the post office authorities to change the address for delivery of the Borrower’s mail to an address designated by the Agent; (ix) have access to any lock box or postal box into which the Borrower’s mail is deposited, and open and process all mail addressed to the Borrower and deposited therein, and (x) do all other acts and things which are necessary, in the Agent’s reasonable discretion, to fulfill the Borrower’s obligations under this Agreement. The Borrower hereby ratifies and approves all acts under such power of attorney and neither Agent nor any other Person acting as Borrower’s attorney hereunder will be liable for any acts or omissions or for any error of judgment or mistake of fact or law made in good faith except as result of gross negligence, criminal activity or willful misconduct. The appointment of Agent (and any of the Agent’s officers, employees or agents designated by the Agent) as Borrower’s attorney, and each and every one of Agent’s rights and powers, being coupled with an interest, are irrevocable until all of the Liabilities have been Paid in Full and this Agreement shall have expired or been terminated in accordance with the terms hereunder.

4.6 Notice to Account Debtors. The Agent may, in its sole discretion, at any time or times, without prior notice to the Borrower, notify any or all Account Debtors of the Borrower that the Accounts of the Borrower have been assigned to the Agent, that the Agent has a Lien therein, and that all payments upon such Accounts be made directly to the Cash Collateral Account or otherwise directly to the Agent.

4.7 Equipment Warranties. The Borrower represents and warrants that, (a) all of the Equipment is owned by the Borrower and is located on one of the premises listed on Schedule 4.1 attached hereto or such other location after the Closing Date as Borrower may have after complying with the terms of Section 8.9 hereof; (b) such Equipment is not subject to any Lien whatsoever except for security interests in favor of Agent securing the Liabilities and the Permitted Liens; and (c) each item of Equipment that is material to the operation of the business of the Borrower and its Subsidiaries is in working condition and repair, ordinary wear and tear excepted, and is currently used or usable in such business.

4.8 Equipment Records. The Borrower shall at all times hereafter keep correct and accurate records itemizing and describing the kind, type, age and condition of its Equipment, the Borrower’s cost therefor and accumulated depreciation thereon, and retirements, sales, or other dispositions thereof, all of which records shall be available during Borrower’s usual business hours at the request of the Agent.

5. CONDITIONS OF LOANS.

5.1 Conditions to all Revolving Loans. Notwithstanding any other term or provision contained in this Agreement, the making of any Revolving Loan provided for in this Agreement shall be conditioned upon the following:

(a) The Borrower’s Request. The Agent shall have received, with respect to a request by Borrower for a Revolving Loan, by no later than 11:00 a.m. (Chicago time) on the day on which such Revolving Loan is requested to be made hereunder, a telephonic request from any Person who the Agent reasonably believes is authorized by Borrower to make a borrowing request on behalf of Borrower, for a Revolving Loan in a specific amount. In addition, each request for a Revolving Loan shall be accompanied or preceded by all other documents not previously delivered as required to be delivered to the Agent under Section 5.1 hereof, and a fully-completed Collateral Report signed on behalf of Borrower by a Duly Authorized Officer, in form and substance reasonably satisfactory to the Agent. The Agent shall have no liability to the Borrower or any other Person as a result of acting on any telephonic request that the Agent believes in good faith to have been made by any Person authorized by Borrower to make a borrowing request.

(b) Financial Condition. No Material Adverse Change shall have occurred at any time or times subsequent to the most recent request for any Loan under this Agreement.

(c) No Default. Neither a Default nor an Event of Default shall have occurred and be continuing.

(d) Other Requirements. The Agent shall have received, in form and substance satisfactory to the Agent, all certificates, orders, authorities, consents, affidavits, schedules, instruments, agreements, financing statements, and other documents which are provided for hereunder, or which the Agent may at any time reasonably request.

(e) Term Loan. The Term Loan shall be fully funded and outstanding in the amount of $1,500,000 (except to the extent a prepayment is required pursuant to Section 2.3 hereof).

(f) Representations and Warranties. All of the representations and warranties contained in the Financing Agreements to which the Borrower is a party and in this Agreement (including, without limitation, those set forth in Section 7 hereof), shall (with respect to the initial Loans) be true and correct as of the date the request for the Revolving Loan as though made on and as of such date, and shall (with respect to each Revolving Loan after the date of the initial Revolving Loans) be true and correct in all material respects as of the date the request for such Loan is made, as though made on and as of such date (unless expressly made with respect to an earlier date).

5.2 Closing Date. In addition to the foregoing conditions precedent, on the date hereof the Borrower shall satisfy each of the following conditions precedent:

(a) Fees and Expenses. The Borrower shall have paid all fees owed to the Agent and reimbursed the Agent for all reasonable costs, disbursements and expenses due and payable hereunder on or before the Closing Date, including, without limitation, the Agent’s counsel fees provided for in Section 11.2(a) hereof.

(b) Documents. The Agent shall have received all of the following, each duly executed and delivered and dated the Closing Date, or such earlier date as shall be satisfactory to the Agent, each in form and substance satisfactory to the Agent in its sole determination:

(1) Financing Agreements. This Agreement, the Revolving Credit Note, the Term Loan Note, the Pledge Agreement, the Intellectual Property Security Agreement, the Guaranty and such other Financing Agreements as the Agent may require.

(2) Resolutions; Incumbency and Signatures. Copies of resolutions of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Financing Agreements to which the Borrower is a party and any other document provided for herein or therein to be executed by Borrower, certified by a Duly Authorized Officer. A certificate of a Duly Authorized Officer certifying the names of the officers of the Borrower authorized to make a borrowing request and sign this Agreement and the Financing Agreements to which the Borrower is a party, together with a sample of the true signature of each such officer; the Agent may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein.

(3) Consents. Certified copies of all documents evidencing any necessary consents and governmental approvals, if any, with respect to this Agreement, the Financing Agreements, and any other documents provided for herein or therein to be executed by Borrower.

(4) Projected EBITDA. An annual projection for the Fiscal Year 2010 showing the Projected EBITDA, which shall be in form and substance satisfactory to Agent.

(5) Invoice Form. A sample invoice form, in form and substance satisfactory to Agent.

(6) Internal Revenue Service Forms. Internal Revenue Service Forms 941 and 8821 for Borrower.

(7) Financial Condition Certificate. A Financial Condition Certificate, in form and substance satisfactory to the Agent, signed on behalf of the Borrower by a Duly Authorized Officer of the Borrower.

(8) Constitutive Documents. Certified copy of the Borrower’s Certificate of Incorporation, certified by the Delaware Secretary of State as of a recent date, together with a good standing certificate from such Secretary of State and a good standing certificate from the Secretaries of State (or the equivalent thereof) of each other State in which the Borrower is required to be qualified to transact business. A true, correct and complete copy of the Bylaws of the Borrower, certified by a Duly Authorized Officer of such entity, shall also be delivered to the Agent on the Closing Date.

(9) Control Agreements. The signed Control Agreements in form and substance satisfactory to Agent.

(10) UCC Financing Statements; Termination Statements; UCC Searches; Payoff Letters. UCC Financing Statements, as requested by the Agent, naming the Borrower as debtor and the Agent as secured party with respect to the Collateral, together with such UCC termination statements, USPTO releases and terminations, and payoff letters necessary to release all Liens and other rights in favor of any Person, if any, in any of the Collateral for a security interest in favor the Agent securing the Liens and the Permitted Liens, and other documents as the Agent deems necessary or appropriate, shall have been filed in all jurisdictions that the Agent deems necessary or advisable.

(11) Insurance Certificates. Certificates from the Borrower’s insurance carriers evidencing that all required insurance coverage is in effect, each designating the Agent as “Lender’s Loss Payee” and additional insured thereunder, respectively.

(12) Collateral Report. A Collateral Report, signed on behalf of the Borrower by a Duly Authorized Officer.

(13) Schedule of Accounts Payable. An initial Schedule of Accounts Payable, certified on behalf of the Borrower by a Duly Authorized Officer.

(14) Other. Such other documents, certificates and instruments as the Agent may reasonably request.

(c) Certificate. The Agent shall have received a certificate signed on behalf of the Borrower by a Duly Authorized Officer and dated the Closing Date certifying satisfaction of the conditions specified in Sections 5.1 and 5.2 hereof.

(d) Closing Fee. The Borrower shall have paid the Agent (for the benefit of the Lenders in accordance with their Pro Rata Share) the first installment of the Closing Fee in the amount of $57,500.

5.3 Post Closing Deliverables. On or prior to December 2, 2010, the Borrower shall deliver the following to the Agent in form and substance satisfactory to the Agent and the Lenders (the failure to satisfy the conditions set forth in this Section 5.3 on or prior to December 2, 2010 shall, in the Agent’s discretion and upon five (5) days prior written notice to the Borrower, result in an Event of Default hereunder):

(a) Real Estate Loan Documents. The Landlord’s Waivers, The Mortgage, Environmental Indemnity Agreement and the Assignment of Rents and Leases.

(b) Title Insurance. A title insurance policy in the form of ALTA Form Mortgagee Title Insurance Policy shall be issued by an insurer (reasonably acceptable to the Agent) in favor of the Agent for the Real Estate. The title insurance policy shall contain such endorsements as deemed appropriate by the Agent that are available in the State of Maine. Copies of all documents of record concerning the Real Estate as identified on the commitment for the ALTA Policy referred to above.

(c) Survey. An ALTA plat of survey shall be prepared for the Real Estate along with an affidavit of no change addressed to Agent and the title insurer.

(d) Appraisal. An appraisal prepared by an independent appraiser of the Real Estate, which appraisal shall satisfy the requirements of the Financial Institutions Reform, Recovery and Enforcement Act, if applicable, and shall evidence compliance with the supervisory loan-to-value limits set forth in the Federal Deposit Insurance Corporation Improvement Act of 1991, if applicable. The appraiser and each appraisal (and the results thereof) shall be satisfactory to the Agent in its sole and absolute determination.

6. COLLATERAL.

6.1 Security Interest. As security for the prompt and complete payment and performance of all of the Liabilities when due or declared due, the Borrower hereby grants, pledges, conveys and transfers to the Agent a continuing security interest in and to all of the Borrower’s right, title and interest in and to the following property and interests in property, whether now owned or existing or hereafter owned, arising or acquired, and wheresoever located (collectively, the “Collateral”): (a) all of the assets and personal property of the Borrower, and all of Borrower’s Accounts, contract rights, General Intangibles, tax refunds, chattel paper, instruments, notes, letters of credit, bills of lading, warehouse receipts, shipping documents, documents and documents of title, and all of the Borrower’s Tangible Chattel Paper, Documents, Electronic Chattel Paper, Letter-of-Credit Rights, Software, Supporting Obligations, Payment Intangibles, and Goods (each as defined in the Code); (b) all of the Borrower’s Inventory, motor vehicles, trucks, and Equipment; (c) all of Borrower’s Deposit Accounts and other deposit accounts (general or special) with any financial institution with which the Borrower maintains deposits; (d) all of the Borrower’s monies, and any and all other property and interests in property of the Borrower, including, without limitation, Investment Property, Instruments, Security Entitlements, Uncertificated Securities, Certificated Securities, Financial Assets, Chattel Paper and Documents (each as defined in the Code), now or hereafter coming into the actual possession, custody or control of the Agent or any agent or affiliate of the Agent in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise), and, independent of and in addition to the Agent’s rights of setoff (which the Borrower acknowledges), the balance of any account or any amount that may be owing from time to time by the Agent to the Borrower; (e) all insurance proceeds of or relating to any of the foregoing property and interests in property, and any key man life insurance policy covering the life of any officer or employee of Borrower; (f) all proceeds and profits derived from the operation of the Borrower’s business; (g) all of the Borrower’s books and records, computer printouts, manuals and correspondence relating to any of the foregoing and to the Borrower’s business; and (h) all accessions, improvements and additions to, substitutions for, and replacements, products, profits and proceeds of any of the foregoing; provided that the Collateral shall not include the Excluded Collateral. Notwithstanding any provision contained herein or in any Financing Agreement, the security interest granted to the Agent herein shall be in favor of (i) the First Lien Lenders on a first priority basis and (ii) the Second Lien Lenders on a second priority basis (junior in all right to that of the First Lien Lenders).

6.2 Preservation of Collateral and Perfection of Security Interests Therein. The Borrower agrees that it shall execute and deliver to the Agent, concurrently with the execution of this Agreement, and at any time or times hereafter at the request of the Agent instruments and documents as the Agent may request, in a form satisfactory to the Agent, to perfect and keep perfected the Liens in the Collateral or to otherwise protect and preserve the Collateral and the Agent’s Liens therein (including, without limitation, if and as applicable, financing statements, and the Borrower shall pay the cost of filing or recording the same in all public offices deemed necessary by the Agent). If the Borrower fails to do so, the Agent is authorized to sign any such financing statements (or, if no signature is required in the filing jurisdiction, file such financing statements without the Borrower’s signature) as the Borrower’s agent. The Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

6.3 Loss of Value of Collateral. The Borrower agrees to immediately notify the Agent of any material loss or depreciation in the value of the Collateral or any portion thereof.

6.4 Right to File Financing Statements. Notwithstanding anything to the contrary contained herein, the Agent may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral in particular or as “all assets” of the Borrower or words of similar effect, and which contain any other information required by the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether the Borrower is an organization, the type of organization and any organization identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Agent promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Agent on behalf of the Borrower and may be filed at any time with or without signature and in any jurisdiction as reasonably determined by the Agent. The Agent agrees to use its reasonable efforts to notify the Borrower of the Agent taking any such action provided in this Section; provided, however, the Borrower agrees that the failure of the Agent to so notify the Borrower for any reason shall not in any way invalidate the actions taken by the Agent pursuant to this Section.

6.5 Third Party Agreements. The Borrower shall at any time and from time to time take such steps as the Agent may reasonably require for the Agent: (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to the Agent, of any third party having possession of any of the Collateral that the third party holds for the benefit of the Agent, (ii) to obtain “control” (as defined in the Code) of any Investment Property, Deposit Accounts, Letter of Credit Rights or Electronic Chattel Paper (each as defined in the Code), with a Control Agreement to be in form and substance reasonably satisfactory to the Agent, and (iii) otherwise to ensure the continued perfection and priority of the Agent’s security interest in any of the Collateral and of the preservation of its rights therein.

6.6 All Loans One Obligation; Cross-Default and Cross-Collateralization. The Borrower acknowledges and agrees that all of the Liabilities are to be cross-defaulted and cross-collateralized by all of the Collateral, but subject to the priorities set forth in Section 6.1 hereof. Payment of all sums to be paid by Borrower to Agent under this Agreement shall be secured by, among other things, this Agreement and the Financing Agreements.

6.7 Commercial Tort Claim. If the Borrower shall at any time hereafter acquire a Commercial Tort Claim (as defined in the Code) with damages in excess of $50,000, the Borrower shall promptly notify the Agent of same in a writing signed by the Borrower (describing such claim in reasonable detail) and grant to the Agent in such writing (at the sole cost and expense of the Borrower) a continuing, first-priority security interest therein and in the proceeds thereof, with such writing to be in form and substance satisfactory to the Agent in its sole and absolute determination.

7. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants that as of the date of this Agreement, and (except to the extent a representation and warranty is specifically made as of the Closing Date) continuing as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

7.1 Existence. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its state of incorporation. The Borrower is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where such qualification is required because of the nature of its activities or properties, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Change. The Borrower has all requisite power to carry on its business as now being conducted and as proposed to be conducted.

7.2 Corporate Authority. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which Borrower is a party and the performance of its obligations hereunder and thereunder: (i) are within its corporate powers; (ii) are duly authorized by the Board of Directors of the Borrower; and (iii) are not in contravention of the terms of its Certificate of Incorporation, Bylaws, or of an indenture, agreement or undertaking to which it is a party or by which it or any of its property is bound. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of its obligations hereunder and thereunder: (i) do not require any governmental consent, registration or approval; (ii) do not contravene any contractual or governmental restriction binding upon it; and (iii) will not, except in favor of Agent, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which it is a party or by which it or any of its property may be bound or affected.

7.3 Binding Effect. This Agreement and all of the other Financing Agreements to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor’s rights and remedies generally.

7.4 Financial Data. All income statements, balance sheets, cash flow statements, and other financial statements which have been or shall hereafter be furnished to the Agent for the purposes of or in connection with this Agreement do and will present fairly in all material respects in accordance with GAAP, consistently applied, the financial condition of the Borrower as of the dates thereof and the results of its operations for the period(s) covered thereby.

7.5 Collateral. All of the Borrower’s assets and property (including, without limitation, the Collateral (but excluding the Excluded Collateral)) is and will continue to be owned by Borrower, has been fully paid for and is free and clear of all Liens other than a security interest in favor of Agent securing the Liabilities and the Permitted Liens. All tangible Collateral (other than motor vehicles and Inventory in transit) is kept only at the location of the Borrower set forth in Schedule 4.1 attached hereto or such other location after the Closing Date as Borrower may have after complying with the terms of Section 8.9 hereof. No financing statement or other document similar in effect covering all or any part of the Collateral is lawfully on file in any recording or filing office other than in favor of Agent, Borrower’s existing lender which will be terminated on the Closing Date or which relates to a Permitted Lien

7.6 Principal Place of Business; State of Incorporation. Subject to and as permitted by Section 8.9, the principal place of business and chief executive office of the Borrower is located in Carlsbad, California, at the addresses set forth on the UCC financing statement pre-filed by the Agent. The books and records of the Borrower and all records of account are located at the principal place of business and chief executive office of the Borrower.

7.7 Other Names. As of the Closing Date, the Borrower has not used any name (including, without limitation, any tradename, tradestyle, assumed name, division name or any similar name), other than the names as identified in the Preamble hereto.

7.8 Tax Liabilities. The Borrower has filed all material federal, state and local tax reports and returns required by any law or regulation to be filed by it, except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, or is contesting such taxes in good faith by appropriate proceedings (and has reserved appropriate funds adequate for the payment thereof if determined to be due and owing), and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

7.9 Loans. Except as otherwise permitted by Section 9.2 hereof, the Borrower is not obligated on any loans or other Indebtedness.

7.10 Margin Securities. The Borrower does not own any margin securities and none of the Loans advanced hereunder will be used for the purpose of purchasing or carrying any margin securities or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase any margin securities or for any other purpose not permitted by Regulation U of the Board of Governors of the Federal Reserve System. If requested by the Agent, if at any time applicable, the Borrower will furnish the Agent with a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation.

7.11 Subsidiaries. Each of Trask and Penobscot has no Subsidiaries. The sole Subsidiaries of Phoenix are (i) Penobscot, (ii) Trask, (iii) PXG Canada Inc., (iv) Phoenix Delaware Acquisition, Inc. and (v) Belt Company f/k/a Chambers Belt Company.

7.12 Litigation and Proceedings. As of the date hereof, no judgments are outstanding against the Borrower, nor is there pending or, to the best of the Borrower’s knowledge after diligent inquiry, threatened, any litigation, suit, action, contested claim, or federal, state or municipal governmental proceeding by or against the Borrower which if adversely determined against Borrower would reasonably be expected to have a Material Adverse Change.

7.13 Other Agreements. The Borrower is not in default under or in breach of any material agreement, contract, lease, or commitment to which it is a party or by which it is bound. The Borrower does not know of any dispute regarding any of its agreements, contracts, instruments, leases or commitments (individually or in the aggregate) that could reasonably be expected to have a Material Adverse Effect.

7.14 Compliance with Laws and Regulations. The execution and delivery by the Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of the Borrower’s obligations hereunder and thereunder are not in contravention of any law, rule or regulation. The Borrower has obtained all licenses, authorizations, approvals and permits necessary in connection with the operation of its business. The Borrower is in compliance with all laws, orders, rules, regulations and ordinances of all federal, foreign, state and local governmental authorities applicable to it and its business, operations, property, and assets.

7.15 Intellectual Property. As of the Closing Date, other than as listed on the Intellectual Property Security Agreement, the Borrower does not own or otherwise possess any patents, patent applications, registered copyrights, registered trademarks, trademark applications, registered trade names, or service marks. To Borrower’s knowledge, none of its intellectual property infringes on the rights of any other Person.

7.16 Environmental Matters. (a) The Borrower has not Managed Hazardous Substances on or off its property other than in compliance with Environmental Laws, except to the extent any such non-compliance could reasonably be expected to not result in a Material Adverse Effect; (b) The Borrower has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and Property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or Property; (c) The Borrower does not have any contingent liability with respect to the Management of any Hazardous Substance that could reasonably be expected to result in a Material Adverse Effect; (d) During the term of this Agreement, the Borrower shall not permit others to, Manage, whether on or off Borrower’s Property, Hazardous Substances; (e) The Borrower shall take prompt action in material compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with operation of its business or Property; and (f) The Borrower has not received any Environmental Notice. The

Borrower has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and property, including, but not limited to, notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of its business or property.

7.17 Disclosure. None of the representations or warranties made by the Borrower herein or in any Financing Agreement to which the Borrower is a party and no other written information provided or statements made by the Borrower or its representatives to the Agent contains any untrue statement of a material fact or knowingly omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Borrower has disclosed to the Agent all facts of which the Borrower has knowledge which are reasonably likely to result in a Material Adverse Effect.

7.18 Pension Related Matters. Each employee pension plan (other than a multiemployer plan within the meaning of Section 3(37) of ERISA and to which the Borrower or any ERISA Affiliate has or had any obligation to contribute (a “Multiemployer Plan”)) maintained by the Borrower or any of its ERISA Affiliates to which Title IV of ERISA applies and (a) which is maintained for employees of the Borrower or any of its ERISA Affiliates or (b) to which the Borrower or any of its ERISA Affiliates made, or was required to make, contributions at any time within the preceding five (5) years (a “Plan”), complies, and is administered in accordance, with its terms and all material applicable requirements of ERISA and of the Internal Revenue Code of 1986, as amended, and any successor statute thereto (the “Tax Code”), and with all material applicable rulings and regulations issued under the provisions of ERISA and the Tax Code setting forth those requirements. No “Reportable Event” or “Prohibited Transaction” (as each is defined in ERISA) or withdrawal from a Multiemployer Plan caused by the Borrower has occurred and no funding deficiency described in Section 302 of ERISA caused by the Borrower exists with respect to any Plan or Multiemployer Plan which could have a Material Adverse Effect. The Borrower and each ERISA Affiliate has satisfied all of their respective funding standards applicable to such Plans and Multiemployer Plans under Section 302 of ERISA and Section 412 of the Tax Code and the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA (“PBGC”) has not instituted any proceedings, and there exists no event or condition caused by the Borrower which would constitute grounds for the institution of proceedings by PBGC, to terminate any Plan or Multiemployer Plan under Section 4042 of ERISA which could have a Material Adverse Effect.

7.19 Perfected Security Interests. The Lien in favor of the Agent provided pursuant to Section 6.1 hereof is a valid and perfected first priority security interest in the Collateral (subject to Permitted Liens), and all filings (where filing is the method to perfect such Lien) have been duly taken.

7.20 Broker’s Fees. The Borrower does not have any obligation to any Person in respect of any finder’s, brokers or similar fee in connection with the Loans or this Agreement.

7.21 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

7.22 Labor Matters. There are no strikes or other labor disputes, grievances, controversies or other labor or union troubles pending or, to the knowledge of Borrower, threatened against Borrower. Hours worked and payments made to the employees of the Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Borrower, or for which any claim may be made against Borrower, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on Borrower’s books, as the case may be.

7.23 USA Patriot Act. The Borrower is not identified in any list of known or suspected terrorists published by any United States government agency (collectively, as such lists may be amended or supplemented from time to time, referred to as the “Blocked Persons Lists”) including, without limitation, (a) the annex to Executive Order 13224 issued on September 23, 2001, and (b) the Specially Designated Nationals List published by the Office of Foreign Assets Control.

7.24 Absence of Foreign or Enemy Status. The Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), as amended. The Borrower is not in violation of, nor will the use of any of the Loans violate, the Trading with the Enemy Act, as amended, or any executive orders, proclamations or regulations issued pursuant thereto, including, without limitation, regulations administered by the Office of Foreign Asset Control of the Department of the Treasury (31 C.F.R. Subtitle B, Chapter V).

7.25 Line of Business. The Borrower shall not change its line of business from what exists as of the Closing Date. All assets of the Borrower to operate the business are held by the Borrower. No other Person holds any assets of the Borrower utilized in any way to operate or own the business.

8. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that, as long as any Liabilities of the Borrower remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect:

8.1 Reports, Certificates and Other Information. The Borrower shall deliver to the Agent:

(a) Financial Statements. On or before the one hundred twentieth (120th) day after the Borrower’s Fiscal Year, a copy of the annual financial statements of the Borrower consisting of, at least, balance sheets and statements of income and cash flow for such period, prepared in conformity with GAAP, audited by independent certified public accountants of recognized standing selected by the Borrower with the Agent’s reasonable consent, together with a certificate from such accountants containing a computation of, and showing compliance with, each of the financial ratios contained in Section 9.12 hereof (substantially in the form of Exhibit A).

(b) Interim Reports. On or before the thirtieth (30th) day after the end of each calendar month, a copy of unaudited financial statements of the Borrower prepared in accordance with GAAP and in a manner consistent with the financial statements referred to in Section 8.1(a) hereof (except for normal year-end adjustments and lack of footnotes), signed on behalf of the Borrower by a Duly Authorized Officer and consisting of, at least, an income statement, a balance sheet, and statement of cash flow as at the close of such month and statements of earnings for such month and for the period from the beginning of such Fiscal Year to the close of such month. The monthly financials required herein shall be accompanied by evidence of compliance with the financial ratios provided in Section 9.12 hereof.

(c) Inventory Report and Schedule of Accounts. On or before Thursday of each week, an Inventory Report and a Schedule of Accounts as of the last day of the immediately preceding week, each in form and substance reasonably satisfactory to the Agent.

(d) Notice of Default, Litigation Matters or Adverse Change in Business. (a) Forthwith upon learning of the occurrence of any of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: (i) the occurrence of a Default or an Event of Default, or (ii) any Material Adverse Change. (b) Within five (5) Business Days of learning of the occurrence of the following, written notice thereof which describes the same and the steps being taken by the Borrower with respect thereto: the institution or threatened institution of, or any adverse determination in, any litigation, arbitration proceeding or governmental proceeding in which any injunctive relief is sought or in which money damages in excess of $25,000 are sought.

(e) Insurance Reports. (i) At any time after a Default and upon the request of the Agent, a certificate signed by a Duly Authorized Officer that summarizes the property, casualty, and liability insurance policies carried by the Borrower and that certifies that the Agent is the named additional insured and loss payee of all property and casualty insurance policies (such certificate to be in form and substance satisfactory to the Agent), and (ii) written notification of any material change in any such insurance by the Borrower within five (5) Business Days after receipt of any notice (whether formal or informal) of such change by any of its insurers.

(f) Collateral Report. On or before Thursday of each week, a duly completed collateral report/borrowing base certificate for both the First Lien Borrowing Base and the Second Lien Borrowing Base in form and substance satisfactory to the Agent (the “Collateral Report”), relating to the immediately preceding week, in form and substance reasonably satisfactory to the Agent and signed on behalf of the Borrower by a Duly Authorized Officer.

(g) Schedule of Accounts Payable. On or before Thursday of each week, a Schedule of Accounts Payable as of the last day of the immediately preceding week, each in form and substance reasonably satisfactory to Agent.

(h) Projected EBITDA. On or before the end of Borrower’s Fiscal Year, an annual projection for the next Fiscal Year showing the Projected EBITDA, which shall be in form and substance satisfactory to Agent. In no event shall Projected EBITDA in any Fiscal Year be less than the prior Fiscal Year’s Projected EBITDA.

(i) Affiliate Transactions. Upon the Agent’s reasonable request from time to time, a reasonably detailed description of each of the material transactions between the Borrower and any of its Affiliates during the time period reasonably requested by the Agent, which shall include, without limitation, the amount of money either paid or received, as applicable, by the Borrower in such transactions.

(j) Business Plan. For each Fiscal Year, the Borrower will deliver to the Lenders an annual business plan (“Annual Business Plan”). The Annual Business Plan will set forth a description, timeline and budget for major projects related to the operation of Borrower’s business, including but not limited to budgeted capital expenditures, projected acquisitions and divestitures outside the ordinary course of business, new lines of business, capital restructuring and supply chain management; provided, however, the Annual Business Plan will not include issues related to the day-to-day management of the Borrower. Borrower will deliver to Lenders the final Annual Business Plan for Fiscal Year 2011 on or before January 1, 2011. With respect to each Fiscal Year (including Fiscal Year 2011), Borrower will prepare a draft of an annual business plan (“Draft Plan”) and deliver such Draft Plan to Lenders no later than thirty (30) days before the beginning of the applicable Fiscal Year. The Lenders will have the opportunity to make recommendations. Once a Draft Plan is so revised, it will be the “Annual Business Plan” for the applicable Fiscal Year. The Borrower shall not act (or fail to act) in a manner inconsistent with the Annual Business Plan without the prior written consent of the Lenders (which consent may be granted or withheld in the Lenders’ sole and absolute discretion). Borrower will provide Lenders with written notice before taking actions that vary from the Annual Business Plan.

(k) Invoices. On or before 5:00 p.m. (central standard time) on a daily basis, a copy of all invoices from the ten Account Debtors of the Borrower accounting for the largest amount of sales by the Borrower to such Account Debtors, as well as a copy of all invoices from any Account Debtors representing sales in excess of $1,000.

(l) Riedman Shares. On or prior to 30 days before such transfer, the Borrower shall deliver to the Agent and the Lenders notice of any intended transfer by James Riedman or any of his Affiliates of any capital stock of Phoenix.

(m) Other Information. Such other information, certificates, schedules, exhibits or documents (financial or otherwise) concerning the Borrower and its operations, business, properties, condition or otherwise as the Agent may reasonably request from time to time.

8.2 Inspection; Audit Fees. The Agent, or any Person designated by the Agent in writing from time to time, shall have the right: (a) from time to time hereafter, to call and visit at the Borrower’s place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during ordinary business hours and, prior to any

Default, upon reasonable advance notice (and after and during the continuance of a Default, at any time without the requirement of any advance notice), (i) to inspect, audit, examine, check and make copies of and extracts from the Borrower’s books, records, journals, orders, receipts and any correspondence and other data relating to its business, operations, and property, and to any transactions between the parties hereto; and (ii) to discuss the affairs, finances and business of the Borrower with any of the Duly Authorized Officers or other employees of the Borrower, and (b) to make such verification concerning the Collateral (provided, that , unless a Default exists, verification of Accounts will be in writing) and conduct appraisals of the Inventory as the Agent may consider reasonable under the circumstances. So long as a Default or Event of Default shall have occurred and is continuing, the Borrower agrees to pay on demand all reasonable costs, expenses and fees incurred by Agent in connection with any inspections, examinations, or audits of the Borrower performed by the Agent under this Section 8.2. If no Default or Event of Default has occurred and is continuing, then the amount of costs, expenses and fees incurred by Agent in connection with any inspections, examinations, or audits of the Borrower performed by the Agent under this Section 8.2 to be paid by the Borrower shall be limited to $4,500 three times per calendar year. All such amounts incurred by the Agent hereunder shall bear interest at the Default Rate and shall be additional Liabilities of the Borrower to the Agent, secured by the Collateral, if not promptly paid upon the request of the Agent.

8.3 Conduct of Business. The Borrower shall maintain its corporate existence, shall maintain in full force and effect all licenses, permits, authorizations, bonds, franchises, leases, patents, trademarks and other intellectual property, contracts and other rights necessary to the conduct of its business, shall continue in, and limit its operations to, the same general line of business as that currently conducted and shall comply with all applicable laws, orders, regulations and ordinances of all federal, foreign, state and local governmental authorities. The Borrower shall keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of the Borrower, in accordance with GAAP, consistently applied.

8.4 Claims and Taxes. The Borrower agrees to indemnify and hold the Agent harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys’ fees) relating to or in any way arising out of the possession, use, operation or control of the Borrower’s property and assets, including, without limitation, the Collateral. The Borrower agrees to pay or cause to be paid all license fees, bonding premiums and related taxes and charges and shall pay or cause to be paid all of the Borrower’s real and personal property taxes, assessments and charges and all of the Borrower’s franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against the Borrower, or payable by the Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that the Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and upon such good faith contest to delay or refuse payment thereof, if (a) the Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (b) such contest does not have a Material Adverse Effect.

8.5 State of Incorporation. The State of Delaware shall remain the state of incorporation for Phoenix. The State of Maine shall remain the state of incorporation for Penobscot. The State of Montana shall remain the state of incorporation for Trask.

8.6 Liability Insurance. The Borrower shall maintain, at its expense, general liability insurance in such amounts and with such deductibles as are acceptable to the Agent in its reasonable determination and shall deliver to the Agent the original (or a certified) copy of each policy of insurance and evidence of the payment of all premiums therefor. Such policies of insurance shall contain an endorsement showing the Agent as additional insured thereunder and providing that the insurance company will give the Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled.

8.7 Property Insurance. The Borrower shall, at its expense, keep and maintain its assets insured against loss or damage by fire, theft, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses in an amount at least equal to the full insurable value of all such property. All such policies of insurance shall be in form and substance reasonably satisfactory to the Agent. The Borrower shall deliver to the Agent the original (or a certified) copy of each policy of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, in form and substance satisfactory to the Agent, showing the Agent as “Lender’s Loss Payee” and all loss payable to the Agent, as its interests may appear, as provided in this Section 8.7. Such endorsement shall provide that such insurance company will give the Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrower or any other Person shall affect the right of the Agent to recover under such policy or policies of insurance in case of loss or damage. The Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Agent and the Agent shall, in its reasonable discretion, either apply such proceeds against the Liabilities (in such order as Agent, in its sole discretion, may determine) or permit the Borrower to use such proceeds to restore or rebuild the damaged property. Upon the occurrence and during the continuance of a Default or an Event of Default, the Borrower irrevocably makes, constitutes and appoints the Agent (and all officers, employees or agents designated by the Agent in writing to the Borrower) as the Borrower’s true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of the Borrower on any check, draft, instrument or other item of payment received by the Borrower or the Agent pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance.

UNLESS THE BORROWER PROVIDES THE AGENT WITH EVIDENCE OF THE INSURANCE COVERAGE REQUIRED BY THIS AGREEMENT, THE AGENT MAY PURCHASE INSURANCE AT THE BORROWER’S EXPENSE TO PROTECT THE AGENT’S INTERESTS IN THE COLLATERAL. THIS INSURANCE MAY, BUT NEED NOT, PROTECT THE INTERESTS OF THE BORROWER IN THE COLLATERAL. THE COVERAGE PURCHASED BY THE AGENT MAY NOT PAY ANY CLAIMS THAT THE BORROWER MAKES OR ANY CLAIM THAT IS MADE AGAINST THE BORROWER IN CONNECTION WITH THE COLLATERAL. THE BORROWER MAY LATER CANCEL ANY SUCH INSURANCE PURCHASED BY THE AGENT, BUT ONLY AFTER PROVIDING THE AGENT WITH EVIDENCE THAT THE BORROWER HAS OBTAINED

INSURANCE AS REQUIRED BY THIS AGREEMENT. IF THE AGENT PURCHASES INSURANCE FOR THE COLLATERAL, THE BORROWER WILL BE RESPONSIBLE FOR THE COSTS OF THAT INSURANCE, INCLUDING INTEREST AND ANY OTHER CHARGES THAT THE AGENT MAY IMPOSE IN CONNECTION WITH THE PLACEMENT OF THE INSURANCE, UNTIL THE EFFECTIVE DATE OF THE CANCELLATION OR EXPIRATION OF THE INSURANCE. THE COSTS OF THE INSURANCE MAY BE ADDED TO THE OBLIGATIONS SECURED HEREBY. THE COSTS OF THE INSURANCE MAY BE MORE THAN THE COST OF INSURANCE THE BORROWER MAY BE ABLE TO OBTAIN ON ITS OWN.

8.8 Environmental. The Borrower shall promptly notify and furnish Agent with a copy of any and all Environmental Notices which are received by it. The Borrower shall take prompt and appropriate action in response to any and all such Environmental Notices and shall promptly furnish Agent with a description of the Borrower’s Response thereto. The Borrower shall (a) obtain and maintain all permits required under all applicable federal, state, and local Environmental Laws, except as to which the failure to obtain or maintain would not have a Material Adverse Effect; and (b) keep and maintain the Property and each portion thereof in compliance with, and not cause or permit the Property or any portion thereof to be in violation of, any Environmental Law, except as to which the failure to comply with or the violation of which, would not have a Material Adverse Effect.

8.9 Change of Location, Name; Etc. Any of the Collateral may be moved to another location within the continental United States (other than as disclosed to the Agent in writing on the Closing Date) so long as: (a) the Borrower provides the Agent with at least thirty (30) days prior written notice, (b) no Event of Default then exists, and (c) the Borrower provides the Agent with, at Borrower’s sole cost and expense, such financing statements, Landlord’s Waivers, bailee and processor letters and other such agreements and documents (appropriately signed by the respective parties thereto) as the Agent shall reasonably request. The Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to the Agent. If the Borrower desires to change its name or principal place of business and chief executive office, the Borrower shall notify the Agent thereof in writing no later than thirty (30) days prior to such change and the Borrower shall provide the Agent with, at Borrower’s sole cost and expense, such financing statements, amendments and other documents as the Agent shall reasonably request in connection with such change. If the Borrower shall decide to change the location where its books and records are maintained, the Borrower shall notify the Agent thereof in writing no later than thirty (30) days prior to such change.

8.10 US Patriot Act. Borrower covenants to Agent that if Borrower becomes aware that it or any of its Affiliates is identified on any Blocked Persons List, Borrower shall immediately notify Agent in writing of such information. Borrower further agrees that in the event any of them or any Affiliate is at any time identified on any Blocked Persons List, such event shall be an Event of Default, and shall entitle Agent to exercise any and all remedies provided in any Financing Agreements or otherwise permitted by law. In addition, Agent may immediately contact the Office of Foreign Assets Control and any other government agency Agent deems appropriate in order to comply with its obligations under any law, regulation, order or decree regulating or relating to terrorism and international money laundering.

8.11 Rights to Future New Securities Issuances. Subject to the terms and conditions of this Subsection 8.11 and applicable securities laws and so long as any Liabilities or commitment to extend credit hereunder exists, if the Borrower proposes to offer or sell any New Securities, the Borrower shall first offer a portion of such New Securities to each Lender up to a maximum amount so that if purchased by the Lender such New Securities together with all other shares of capital stock of Borrower owned by the Lender shall not exceed 1% of Borrower’ outstanding common stock on a fully diluted basis on the date of purchaser.

(a) Prior to issuing New Securities, the Borrower shall give notice (the “Offer Notice”) to each Lender, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Borrower within fifteen (15) days after the Offer Notice is given, each Lender may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to the Lender’s ROFO Pro Rata Share of such New Securities. The closing of any sale pursuant to this Section 8.11 shall occur on the date the date of the initial sale of New Securities described in the Offer Notice.

(c) If with respect to any offer of New Securities described in an Offer Notice the Borrower does not enter into an agreement for the sale of such New Securities, or if such agreement is not consummated, then.

(d) The right of first offer in this Subsection 8.11 shall not be applicable to (i) issuances by the Borrower as a stock dividend payable in shares of common stock, or upon any subdivision or split-up of the outstanding shares of common stock; (ii) shares of common stock issued upon conversion of shares of preferred stock issued as New Securities and previously subject to an Offer Notice; (iii) shares of common stock issued by Borrower upon exercise of employee options, restricted stock units or other employee incentive awards; (iv) shares of common stock issued pursuant to the exercise of existing warrants; and (v) securities issued pursuant to the acquisition of another corporation or entity by the Borrower by way of merger, purchase of all or substantially all of the assets of the corporation, stock for stock exchange or other reorganization or recapitalization.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Section 8.11, the Borrower may elect to give notice to the Lenders within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Lender shall have twenty (20) days from the date notice is given to elect to purchase up to the Lenders ROFR Pro Rata Sahre The closing of such sale shall occur within fifteen (15) days of the date notice is given by the Lender.

8.12 Further Assurances. The Borrower shall, at its own cost and expense, cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as may from time to time be necessary or as the Agent may from time to time request in order to carry out the intent and purposes of this Agreement and the other the Financing Agreements and the transactions contemplated thereby, including all such actions to establish, create, preserve, protect and perfect a first-priority Lien in favor of the Agent on the

Collateral (including Collateral acquired after the date hereof) (subject to Permitted Liens), including on any and all assets of Borrower, whether now owned or hereafter acquired, provided, however, the delivery of the original certificates of title with respect to trucks and motor vehicles by Borrower shall only be upon request of Agent following the occurrence and during the continuance of an Event of Default.

9. NEGATIVE COVENANTS.

The Borrower covenants and agrees that as long as any Liabilities remain outstanding, and (even if there shall be no such Liabilities outstanding) as long as this Agreement remains in effect (unless the Agent shall give its prior written consent thereto):

9.1 Encumbrances. The Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets or property, including, without limitation, the Collateral (other than the Excluded Collateral), other than the following (“Permitted Liens”): (a) Liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the Borrower shall, if appropriate under GAAP, have set aside on its books and records adequate reserves, provided, that such contest does not have a material adverse effect on the ability of the Borrower to pay any of the Liabilities, or the priority or value of the Agent’s Lien in the Collateral (other than with respect to Permitted Liens as provide herein); (b) deposits under workmen’s compensation, unemployment insurance, social security and other similar laws; (c) Liens in favor of the Agent; (d) liens imposed by law, such as mechanics’, materialmen’s, landlord’s, warehousemen’s, carriers’ and other similar liens, securing obligations incurred in the ordinary course of business that are not past due for more than ten (10) calendar days, that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established or that are not yet due and payable; (e) Liens which arise by operation of law in the ordinary course of business, other than Liens which arise by operation of Environmental Laws; (f) zoning restrictions, building codes, easements, rights of way, licenses, covenants and other similar restrictions affecting the use of real Property; (g) Liens consisting of judgment liens that are inferior in right to the Liens of Lender hereunder and are with respect to judgments that do not constitute an Event of Default under Section 10.1(d) hereof and (h) leases for personal property that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet that is for non-material equipment.

9.2 Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except (a) the Liabilities, (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable; (c) reimbursement obligations with respect to the Existing L/Cs or any replacement letters of credit (d) leases for personal property that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet that is for non-material equipment and (e) unsecured inter-company indebtedness among Phoenix, Trask and Penobscot.

9.3 Consolidations, Mergers or Acquisitions. The Borrower shall not be a party to any merger, consolidation, or exchange of stock (which shall exclude the Deregistration Transaction), or purchase or otherwise acquire all or substantially all of the assets or stock of any class of, or any other evidence of an equity interest in, or any partnership, limited liability company, or joint venture interest in, any other Person, or sell, transfer, convey, assign or lease all or any substantial part of its assets or property, or sell or assign, with or without recourse, any receivables.

9.4 Investments or Loans. The Borrower shall not make, incur, assume or permit to exist any loans or advances, or any investments in or to any other Person, except (a) investments in short-term direct obligations of the United States Government, (b) investments in negotiable certificates of deposit issued by a bank satisfactory to the Agent, payable to the order of the Borrower or to bearer, (c) investments in commercial paper rated at least A-1 by Standard & Poor’s Corporation or P-1 by Moody’s Investors Service, Inc., or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (d) investments in cash or cash equivalents in Deposit Accounts in which the Agent holds a first priority security interest, (e) investments in common stock of the Borrower in connection with the Deregistration Transaction, (f) extensions or trade debt in the ordinary course of business, (g) loans, advances and investments in Subsidiaries, (h) loans or advances to employees in the ordinary course of business not to exceed $50,000 in the aggregate at any one time outstanding and (i) investments in securities in Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors.

9.5 Guarantees. The Borrower shall not guarantee, endorse or otherwise in any way become or be responsible for obligations of any Person other than a Subsidiary, whether by agreement to purchase the Indebtedness of any other Person or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any Indebtedness or obligation of such other Person or otherwise, except Borrower’s guarantee of obligations of its Subsidiaries and endorsements of negotiable instruments for collection in the ordinary course of business.

9.6 Disposal or Sale of Property. The Borrower shall not sell, assign, lease, transfer or otherwise dispose of any of its properties, assets and rights to any Person except (a) sales of Inventory in the ordinary course of business, (b) sales of Equipment being replaced in the ordinary course of business with other Equipment with a fair market value and orderly liquidation value equal to or greater than the Equipment being replaced, and (c) transfers or dispositions of Excluded Collateral.

9.7 Use of Proceeds. The Borrower shall not use the proceeds of the Loans for any purpose other than for working capital needs, and to repay in full the existing lender of the Borrower.

9.8 Loans to Officers; Consulting and Management Fees. The Borrower shall not make any loans to its officers, directors, stockholder, employees or Affiliates or to any other Person, and the Borrower shall not pay any consulting, management fees or similar fees to its officers, directors (other than standard directors fees), stockholder, employees, or Affiliates or any other Person, whether for services rendered to the Borrower or otherwise.

9.9 Dividends and Stock Redemptions. Other than the Deregistration Transaction, the Borrower shall not (a) declare, make or pay any dividend or other distribution (whether in cash, property or rights or obligations) to or for the benefit of any officer, director, stockholder, or any Affiliate; or (b) purchase or redeem any of the capital stock of the Borrower (whether common, preferred, or otherwise) or any options or warrants with respect thereto, declare or pay any dividends or distributions thereon, or set aside any funds for any such purpose.

9.10 Payments in Respect of Subordinated Debt. The Borrower shall not make any payment in respect of any Indebtedness for borrowed money that is subordinated to the Liabilities.

9.11 Transactions with Affiliates. The Borrower shall not transfer any cash or property to any Affiliate or enter into any transaction, including, without limitation, the purchase, lease, sale or exchange of property or the rendering of any service to any Affiliate; provided, that the Borrower may transfer cash or property to (a) Subsidiaries, and (b) Affiliates and enter into transactions with Affiliates for fair value in the ordinary course of business pursuant to terms that are no less favorable to the Borrower than the terms upon which such transfers or transactions would have been made had such transfers or transactions been made to or with a Person that is not an Affiliate.

9.12 Financial Covenant. The Borrower shall not permit:

(a) EBITDA to be less than ($900,000) for the fourth Fiscal Quarter of 2010;

(b) EBITDA to be less than ($600,000) for the first Fiscal Quarter of 2011 combined with the immediately preceding Fiscal Quarter;

(c) EBITDA to be less than ($600,000) for the second Fiscal Quarter of 2011 combined with the immediately preceding two Fiscal Quarters;

(d) EBITDA to be less than ($175,000) for the third Fiscal Quarter of 2011 combined with the immediately preceding three Fiscal Quarters; and

(e) EBITDA to be less than $100,000 for the fourth Fiscal Quarter of 2011 combined with the immediately preceding four Fiscal Quarters.

9.13 Change in Nature of Business. The Borrower shall not make any change in the nature of Borrower’s business carried on as of the Closing Date.

9.14 Other Agreements. The Borrower shall not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder or under any Financing Agreement to which Borrower is a party or which would violate or breach any provision hereof or thereof, nor shall the Borrower’s Bylaws or Certificate of Incorporation be amended or modified in any way that would violate or breach any provision hereof or of any Financing Agreement to which Borrower is a party; provided, prior to any amendment or modification of the Borrower’s Bylaws or Certificate or Incorporation, the Borrower shall furnish a true, correct and complete copy of any such proposed amendment or modification to the Agent. The Borrower shall not enter into any supply contracts with suppliers located in Asia or South America without first discussing with the Lenders.

9.15 Lock Box Account. The Borrower shall not establish or open any other lockbox (other than the Lock Box Accounts) after the Closing Date.

10. DEFAULT, RIGHTS AND REMEDIES OF THE AGENT.

10.1 Event of Default. Any one or more of the following shall constitute an “Event of Default” under this Agreement:

(a) the Borrower fails to pay any of its Liabilities when such Liabilities are due, declared due or demanded by Agent;

(b) the Borrower fails or neglects to perform, keep or observe (i) any of the negative covenants in Section 8.1, 8.2, 8.3, 8.5, 8.7 or Article 9 or (ii) any other covenants, conditions or agreements set forth in this Agreement and such failure or neglect shall continue for a period of twenty one (21) calendar days following notice from Agent thereof;

(c) any representation or warranty heretofore, now or hereafter made by the Borrower in connection with this Agreement or any of the other Financing Agreements to which Borrower is a party is untrue, misleading or incorrect in any material respect, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by the Borrower to the Agent is untrue, misleading or incorrect in any respect, on the date as of which the facts set forth therein are stated or certified;

(d) a judgment, decree or order shall be rendered against the Borrower requiring payment in excess of Twenty Five Thousand Dollars ($25,000) shall be rendered against Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided that this clause (e) shall not apply to any judgment for which Borrower is fully insured (except for customary deductibles) and with respect to which the insurer has admitted liability;

(e) a notice of Lien, levy or assessment is filed or recorded with respect to any of the assets of the Borrower (including, without limitation, the Collateral), by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien, upon any of the assets of the Borrower (including, without limitation, the Collateral), provided that this clause (e) shall not apply to any Liens, levies, or assessments which a Borrower is contesting in good faith (provided Borrower has complied with the provisions of clauses (a) and (b) of Section 8.4 hereof) or which relate to current taxes not yet due and payable;

(f) any portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors;

(g) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed against the Borrower or any guarantor of the Liabilities, if any, or a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed by the Borrower or any guarantor of the Liabilities, if any, or the Borrower or any guarantor of the Liabilities, if any, makes an assignment for the benefit of creditors, or the Borrower takes any action to authorize any of the foregoing;

(h) the Borrower or any guarantor of the Liabilities, if any, voluntarily or involuntarily dissolves or is dissolved, or its existence terminates or is terminated;

(i) the Borrower or any guarantor of the Liabilities, if any, becomes insolvent or the Borrower or any guarantor of the Liabilities, if any, fails generally to pay its debts as they become due; other than aged payables

(j) the Borrower is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

(k) a breach by the Borrower shall occur under any material agreement, document or instrument whether heretofore, now or hereafter existing between the Borrower and any other Person;

(l) there shall be instituted in any court criminal proceedings against the Borrower, or the Borrower shall be indicted for any crime, in either case for which forfeiture of a material amount of its property is a potential penalty;

(m) any change in the Chief Executive Officer or the Person in charge of finance and sales for the Borrower from that as in effect on the Closing Date shall occur and the Borrower shall fail to replace such Person within 30 days after such change with a Person satisfactory to the Agent and the Lenders;

(n) James Riedman shall fail to directly or indirectly own less than 25% of the issued and outstanding capital stock of Phoenix; provided however, that this shall not constitute an Event of Default if James Riedman (i) owns less than said amount as the result of the issuance of New Securities to which Section 8.11 (“8.11 Rights to Future New Securities Issuances”) applies or is not applicable due to the Lender ROFO Pro Rata Share having already been exceeded, and (ii) directly or indirectly owns at least (A) 10% of the issued and outstanding capital stock of Phoenix or (B) 5% of the issued and outstanding capital stock of Phoenix and is a director of Phoenix;

(o) any Lien securing the Liabilities shall, in whole or in part, cease to be a perfected first priority Lien (other than those subject to Permitted Liens); this Agreement or any of the Financing Agreements to which the Borrower is a party, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligations of the Borrower; or the Borrower shall directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability;

(p) institution by the PBGC, the Borrower or any ERISA Affiliate of steps to terminate any Plan or to organize, withdraw from or terminate a Multiemployer Plan if as a result of such reorganization, withdrawal or termination, the Borrower or any ERISA Affiliate could be required to make a contribution to such Plan or Multiemployer Plan, or could incur a liability or obligation to such Plan or Multiemployer Plan, or (ii) a contribution failure occurs with respect to any Plan sufficient to give rise to a lien under ERISA; and/or

(p) a Material Adverse Change shall occur; provided, however, with respect to subparagraph (c) in the definition of “Material Adverse Change” in Section 1.1 hereof, such circumstance shall have occurred since September 30, 2010.

10.2 Acceleration. Upon the occurrence of any Event of Default described in Sections 10.1(g), (h), or (i), the Revolving Loan Commitment and Term Loan Commitment (if it has not theretofore terminated) shall automatically and immediately terminate and all of the Liabilities shall immediately and automatically, without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be immediately due and payable; and upon the occurrence and during the continuance of any other Event of Default, the Agent may at its sole option declare the Revolving Loan Commitment (if it has not theretofore terminated) to be terminated and any or all of the Liabilities may, at the sole option of the Agent, and without presentment, demand, protest or notice of any kind (all of which are hereby expressly waived), be declared, and thereupon shall become, immediately due and payable, whereupon the Revolving Loan Commitment shall immediately terminate. Upon the occurrence and during the continuance of any Event of Default the Agent may, at its option, cease making any additional Revolving Loans.

10.3 Rights and Remedies Generally. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have, in addition to any other rights and remedies contained in this Agreement and in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws, all of which rights and remedies shall be cumulative, and non-exclusive, to the extent permitted by law, including, without limitation, the right of Agent to sell, assign, or lease any or all of the Collateral. Upon notice to Borrower upon the occurrence or during the continuance of an Event of Default, Borrower at its own expense shall assemble all or any part of the Collateral as determined by Agent and make it available to Agent at any location reasonably designated by Agent. In such event, Borrower shall, at its sole cost and expense, store and keep any Collateral so assembled at such location pending further action by Agent and provide such security guards and maintenance services as shall be necessary to protect and preserve such Collateral. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Agent after an Event of Default may be for cash, credit or any combination thereof, and the Agent may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities of the Borrower then owing. Any sales of such Collateral may be adjourned from time to time with or without notice. The Agent may, in its sole discretion, cause the Collateral to remain on the Borrower’s premises, at the Borrower’s expense, pending sale or other disposition of such Collateral. The Agent shall have the right after the occurrence and during the continuance of an Event of Default to conduct such sales on the Borrower’s premises, at the Borrower’s expense, or elsewhere, on such occasion or occasions as the Agent may see fit.

10.4 Entry Upon Premises and Access to Information. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to enter upon the premises of the Borrower where the Collateral is located without any obligation to pay rent to the Borrower, or any other place or places where such Collateral is believed to be located and kept, and remove such Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order to effectively collect or liquidate such Collateral. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to obtain access to the Borrower’s data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate. Upon the occurrence and during the continuance of any Event of Default, the Agent shall have the right to notify post office authorities to change the address for delivery of the Borrower’s mail to an address designated by the Agent and to receive, open and process all mail addressed to the Borrower.

10.5 Sale or Other Disposition of Collateral by the Agent. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent, with respect to any of the Collateral, which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 11.12 hereof, at least ten (10) calendar days prior to such proposed action shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Agent upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the attorneys’ and paralegal’ fees and legal expenses incurred by the Agent in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, such Liabilities described in Sections 8.2 and 11.2 hereof. The Agent shall account to the Borrower for any surplus realized upon such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Agent’s Liens in the Collateral until the Liabilities are Paid in Full. The Borrower agrees that the Agent has no obligation to preserve rights to the Collateral against any other Person. The Agent is hereby granted a license or other right to use, without charge, the Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any such Collateral, and the Borrower’s rights and benefits under all licenses and franchise agreements, if any, shall inure to the Agent’s benefit until the Liabilities of the Borrower are Paid in Full.

10.6 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by the Borrower. The Borrower also waives the benefit of all valuation, appraisal and exemption laws.

10.7 Waiver of Notice. UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE BORROWER HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY THE AGENT OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING.

10.8 Advice of Counsel. The Borrower acknowledges that it has been advised by its counsel with respect to this transaction and this Agreement, including, without limitation, all waivers contained herein.

11. MISCELLANEOUS.

11.1 Waiver; Amendments.

(a) The Agent’s or Lenders’ failure, at any time or times hereafter, to require strict performance by the Borrower of any provision of this Agreement shall not waive, affect or diminish any right of the Agent thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Agent or Lenders of an Event of Default under this Agreement or a default under any of the other Financing Agreements shall not suspend, waive or affect any other Event of Default under this Agreement or any other default under any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of the Borrower contained in this Agreement or any of the other Financing Agreements and no Event of Default under this Agreement or default under any of the other Financing Agreements shall be deemed to have been suspended or waived by the Agent or Lenders unless such suspension or waiver is in writing signed by an officer of the Agent, and directed to the Borrower specifying such suspension or waiver.

(b) Except as expressly reserved to the Agent in Sections 2.1(c) and 8.1(c), (f), (g) and (k), no amendment, modification or waiver of, or consent with respect to any provision of this Agreement or the other Financing Agreements shall in any event be effective unless the same shall be in writing and acknowledged by Borrower and all of the Lenders.

11.2 Costs and Attorneys’ Fees.

(a) The Borrower agrees to pay on demand all of the reasonable costs and expenses of the Agent (including, without limitation, the reasonable fees and out-of-pocket expenses of the Agent’s outside counsel; all UCC lien search and filing fees; all corporate search fees; all search and filing fees for any federally or state registered intellectual property (ownership, lien or otherwise); all audit, field exam and appraisal costs and fees; costs incurred by Agent in connection with travel expenses of its associates, background checks on members of management of Borrower, and appraisals; and, if applicable, real estate appraisal fees, survey fees, recording and title insurance costs, and any environmental report or analysis) in connection with the structuring, preparation, negotiation, execution, delivery and closing of: (i) this Agreement, the Financing Agreements and all other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder, and (ii) any and all amendments, modifications, supplements and waivers executed and delivered pursuant hereto or any Financing Agreement or in connection herewith or therewith. The Borrower further agrees that the Agent, in its sole discretion, may deduct all such unpaid amounts from the aggregate proceeds of the Loans or debit such amounts from the operating accounts of the Borrower subject to a Control Agreement.

(b) The costs and expenses that the Agent incurs in any manner or way with respect to the following shall be part of the Liabilities, payable by the Borrower on demand if at any time after the date of this Agreement the Agent: (i) employs counsel in good faith for advice or other representation (A) with respect to the amendment, modification or enforcement of this Agreement or the Financing Agreements, or with respect to any Collateral securing any of the Liabilities hereunder, (B) to represent the Agent in any work-out or any type of restructuring of any of the Liabilities, or any litigation, contest, dispute, suit or proceeding or to commence, defend or intervene or to take any other action in or with respect to any litigation, contest, dispute, suit or proceeding (whether instituted by the Agent, the Borrower or any other Person) in any way or respect relating to this Agreement, the Financing Agreements, the Borrower’s affairs or any Collateral hereunder or (C) to enforce any of the rights of the Agent with respect to the Borrower provided in this Agreement, under any of the Financing Agreements, or otherwise (whether at law or in equity); (ii) takes any action to protect, preserve, store, ship, appraise, prepare for sale, collect, sell, liquidate or otherwise dispose of any or all of the Collateral hereunder or any collateral under any other Financing Agreement; and/or (iii) seeks to enforce or enforces any of the rights and remedies of the Agent with respect to the Borrower or any guarantor of the Liabilities. Without limiting the generality of the foregoing, such expenses, costs, charges and fees include: reasonable fees, costs and expenses of attorneys, paralegals, accountants and consultants; court costs and expenses; court reporter fees, costs and expenses; duplication costs; long distance telephone charges; and courier and telecopier charges.

(c) The Borrower further agrees to pay, and to save the Agent harmless from all liability for, any stamp or other taxes which may be payable in connection with or related to the execution or delivery of this Agreement, the Financing Agreements, the borrowings hereunder or of any other instruments, agreements, certificates or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, provided that the Borrower shall not be liable for Agent’s income tax liabilities.

(d) All of the Borrower’s obligations provided for in this Section 11.2 shall be Liabilities secured by the Collateral and shall survive repayment of the Loans or any termination of this Agreement or any Financing Agreements.

11.3 Expenditures by the Agent. In the event the Borrower shall fail to pay taxes, insurance, audit fees and expenses, consulting fees, filing, recording and search fees, assessments, fees, costs or expenses which the Borrower is, under any of the terms hereof or of any of the other Financing Agreements, required to pay, or fails to keep the Collateral free from other Liens, except as permitted herein, the Agent may, in its sole discretion, pay or make expenditures for any or all of such purposes, and the amounts so expended, together with interest thereon at the Default Rate (from the date the obligation or liability of Borrower is charged or incurred until actually paid in full to Lenders) and shall be part of the Liabilities of the Borrower, payable on demand and secured by the Collateral.

11.4 Custody and Preservation of Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as the Borrower shall request in writing, but failure by the Agent to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by the Agent to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by a Borrower, shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

11.5 Reliance by the Agent. The Borrower acknowledges that the Agent, in entering into this Agreement and agreeing to make Loans and otherwise extend credit to the Borrower hereunder, has relied upon the accuracy of the covenants, agreements, representations and warranties made herein by the Borrower and the information delivered by the Borrower to the Agent in connection herewith (including, without limitation, all financial information and data).

11.6 Assignability; Parties. This Agreement (including, without limitation, any and all of the Borrower’s rights, obligations and liabilities hereunder) may not be assigned by the Borrower without the prior written consent of the Agent. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and permitted assigns of the Borrower and the successors and assigns of the Agent and the Lenders.

11.7 Severability; Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.8 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, after the occurrence and during the continuance of an Event of Default the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by the Agent and the Lenders from the Borrower or with respect to any of the Collateral, and the Borrower does hereby irrevocably agree that the Agent shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as set forth in Section 2.15 hereof.

11.9 Marshaling; Payments Set Aside. The Agent shall be under no obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Liabilities. To the extent that the Borrower makes a payment or payments to the Agent or the Agent enforces its Liens or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

11.10 Sections and Titles; UCC Termination Statements. The sections and titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto. For clarification, the definitions in Section 1.1 are a binding and substantive part of this Agreement. At such time as all of the Liabilities shall have been Paid in Full and this Agreement shall terminate in accordance with its terms, the Agent will, upon Borrower’s written request and at the Borrower’s cost and expense, promptly sign all UCC termination statements reasonably required by the Borrower to evidence the termination of the Liens in the Collateral in favor of the Agent.

11.11 Continuing Effect; Inconsistency; Relationship. This Agreement, the Agent’s Liens in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities shall be owed to the Agent, and (even if there shall be no such Liabilities outstanding) so long as this Agreement has not been terminated as provided in Section 2.9 hereof. To the extent any terms or provisions contained in any Financing Agreement are inconsistent or conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control and govern. The relationship between Agent and Borrower shall be that of creditor-debtor only. No term in this Agreement or in any other Financing Agreement and no course of dealing between the parties shall be deemed to create any relationship or agency, partnership or joint venture or any fiduciary duty by Agent to Borrower or any other party. In exercising its rights hereunder and under the Financing Agreements or taking any actions herein or therein, the Agent may act through its employees, agents or independent contractors as authorized by Agent.

11.12 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below, (b) in the case of facsimile transmission, when transmitted and (c) in the case of mailed notice, three (3) days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service, one (1) Business Day after delivery to such courier service; provided, however, that if any notice is tendered to an addressee and delivery thereof is refused by such addressee, such notice shall be effective upon such tender unless expressly set forth in such notice. Notices to be provided pursuant to this Agreement shall be as follows: (i) If to the Agent at: Gibraltar Business Capital, LLC, at P.O. Box 46, Deerfield, Illinois 60015; Attention: Darren M. Latimer; Telephone No. (847) 272-9618; Facsimile No. (847) 272-9765; with copies to: Echelon Capital, LLC, 121 West Wacker Drive, Suite 2156, Chicago, Illinois 60601; Attention: Gene Berg; Telephone No. (312) 263-0263; Facsimile No. (312) 263-0262 and Duane Morris LLP, 190 South LaSalle Street, Suite 3700, Chicago, Illinois 60603; Attention: Michael A. Witt, Esq.; Telephone No. (312) 499-6716; Facsimile No. (312) 499-6701; (ii) If to the Borrower at: Phoenix Footwear Group, Inc., 5840 El Camino Real, Suite 106, Carlsbad, California 92008; Attention: Dennis Nelson; Telephone No. (760) 570-5020; Facsimile No. (760) 804-9042; with a copy to: Woods Oviatt Gilman LLP, 700 Crossroads Building 2 State Street, Rochester, New York 14614; Attention: Gordon E. Forth, Esq.; Telephone No. (585) 987-2801; Facsimile No. (585) 987-2901; or to such other address as each party designates to the other in the manner herein prescribed.

11.13 Equitable Relief; Recitals. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Agent; therefore, the Borrower agrees that the Agent, if the Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages. Time is of the essence hereof. The Recitals hereto are hereby incorporated into this Agreement by this reference thereto.

11.14 Entire Agreement. This Agreement, together with the Financing Agreements executed in connection herewith, constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all prior written or oral understandings, discussions and agreements with respect thereto (including, without limitation, any term sheet, proposal letter or commitment letter). This Agreement may be amended or modified only by mutual agreement of the parties evidenced in writing and signed by the party to be charged therewith.

11.15 Participations and Assignments. Each Lender shall have the right, without the consent of the Borrower, to sell participations to one or more banks, financial institutions, or other entities or lenders in, or assignments of, all or any portion of its rights, obligations, and interest under this Agreement and any of the Financing Agreements. Each Lender may furnish any information concerning the Borrower in the possession of the Lenders from time to time to participants (including prospective participants); provided however, that each participant will agree to abide by the confidentiality provisions contained in Section 11.20 hereof.

11.16 Indemnity. The Borrower agrees to and shall defend, protect, indemnify and hold harmless the Agent, the Lenders and each and all of their respective officers, directors, employees, attorneys, managers, members, agents, parent, and affiliates (“Indemnified Parties”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for the Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not the Indemnified Parties shall be designated by a party thereto, or otherwise), which may be imposed on, incurred by, or asserted against any Indemnified Party (whether direct, indirect or consequential, and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the making and the management of the Loans (including, without limitation, any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of the Loans hereunder; provided, that the Borrower shall not have any obligation to any Indemnified Party hereunder for matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party as finally determined in a judicial proceeding (in which such Indemnified Party and the Agent have had an opportunity to be heard). To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Parties. Any liability, obligation, loss, damage, penalty, cost or expense incurred by the Indemnified Parties shall be paid to the Indemnified Parties on demand, together with interest thereon at the Default Rate from the date incurred by the Indemnified Parties until paid by the Borrower, be added to the Liabilities, and be secured by the Collateral. The provisions of and undertakings and indemnifications set out in this Section 11.16 shall survive the satisfaction and payment of the Liabilities of the Borrower and the termination of this Agreement.

11.17 Representations and Warranties. Notwithstanding anything to the contrary contained herein, (a) each representation or warranty contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and the other Financing Agreements and the making of the Loans and the repayment of the Liabilities hereunder, and (b) each representation and warranty contained in this Agreement and each other Financing Agreement shall be remade on the date of each Loan made hereunder.

11.18 Counterparts; Fax Signatures. This Agreement and any amendment or supplement hereto or any waiver granted in connection herewith may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. A fax signature hereto (or signature sent via .pdf or other electronic transmission) shall be deemed as legally effective as a signed original for all purposes.

11.19 Limitation of Liability of Agent. It is hereby expressly agreed that:

(a) Agent may conclusively rely and shall be protected in acting or refraining from acting upon any document, instrument, certificate, instruction or signature believed to be genuine and may assume and shall be protected in assuming that any Person purporting to give any notice or instructions in connection with any transaction to which this Agreement relates has been duly authorized to do so. Agent shall not be obligated to make any inquiry as to the authority, capacity, existence or identity of any Person purporting to have executed any such document or instrument or have made any such signature or purporting to give any such notice or instructions;

(b) Agent shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law, including, without limitation, acts, omissions, errors or mistakes with respect to the Collateral, except for those arising out of or in connection with Agent’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent shall be under no obligation to take any steps necessary to preserve rights in the Collateral against any other parties, but may do so at its option, and all expenses incurred in connection therewith shall be payable by Borrower; and

(c) Agent shall not be liable for any action taken in good faith and believed to be authorized or within the rights or powers conferred by this Agreement and the other Financing Agreements.

11.20 Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the respective efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all nonpublic information provided to them by Borrower and designated in writing as confidential, except that the Agent and each Lender or its Affiliates may disclose such information (a) to its Affiliates and to Persons employed or engaged by Agent or such Lender or such Affiliate in evaluating, approving, structuring or administering the Loans, including, without limitation, attorneys, accountants, appraisers, investment bankers, consultants and similar professionals; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.20 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner or as reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s attorney, is required by law; (e) in connection with the exercise of any right or remedy hereunder or under the Financing Agreements or in connection with any litigation to which Agent or such Lender is a party.

11.21 SUBMISSION TO JURISDICTION; WAIVER OF VENUE. THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FINANCING AGREEMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE NORTHERN DISTRICT OF ILLINOIS AND APPELLATE COURTS FROM ANY THEREOF;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING (i) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME, AND (ii) THE RIGHT TO ASSERT OR IMPOSE ANY CLAIM, NONCOMPULSORY SET-OFF, COUNTERCLAIM OR CROSS-CLAIM IN RESPECT THEREOF IN SUCH PROCEEDING; PROVIDED, HOWEVER, THIS WAIVER DOES NOT PRECLUDE THE RIGHT TO ASSERT A DEFENSE IN SUCH ACTION OR PROCEEDING OR TO ASSERT OR IMPOSE ANY CLAIM, COUNTERCLAIM OR CROSS-CLAIM WHICH THE BORROWER WISHES TO PURSUE IN A SEPARATE PROCEEDING AT ITS SOLE COST AND EXPENSE; AND

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS SET FORTH

ABOVE OR AT SUCH OTHER ADDRESS OF WHICH THE AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. THE BORROWER AGREES THAT SUCH SERVICE, TO THE FULLEST EXTENT PERMITTED BY LAW (i) SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE BORROWER IN ANY SUIT, ACTION OR PROCEEDING, AND (ii) SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO THE BORROWER. SOLELY TO THE EXTENT PROVIDED BY APPLICABLE LAW, SHOULD THE BORROWER, AFTER BEING SERVED, FAIL TO APPEAR OR ANSWER TO ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE NUMBER OF DAYS PRESCRIBED BY LAW AFTER THE DELIVERY OR MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY THE COURT AGAINST THE BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. NOTHING HEREIN SHALL AFFECT THE AGENT’S RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR LIMIT THE AGENT’S RIGHT TO BRING PROCEEDINGS AGAINST THE BORROWER OR ITS PROPERTY IN ANY COURT OR ANY OTHER JURISDICTION.

11.22 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND ENFORCED AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

11.23 JURY TRIAL. THE BORROWER, THE LENDERS AND THE AGENT HEREBY IRREVOCABLY AND KNOWINGLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY LAW) ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY COUNTERCLAIM) ARISING OUT OF THIS AGREEMENT, THE FINANCING AGREEMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO, INCLUDING, WITHOUT LIMITATION, ANY ACTION OR PROCEEDING (A) TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH, OR (B) ARISING FROM ANY DISPUTE OR CONTROVERSY IN CONNECTION WITH OR RELATED TO THIS AGREEMENT AND THE FINANCING AGREEMENTS. THE AGENT, THE LENDERS AND THE BORROWER AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.

11.24 Joint and Several Liability; Binding Obligations. (a) Borrower is defined collectively to include all Persons constituting Borrower; provided, however, that any references herein to “Borrower”, “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising Borrower; provided, further, in case of any question as to which particular Person is to be deemed a Borrower in any given context for purposes of any term or provision contained in this Agreement, Lender shall make such determination reasonably and in good faith. Notwithstanding anything to the contrary contained in this Agreement, each Person comprising Borrower shall be jointly and severally liable for all of the Liabilities and other obligations of Borrower under this Agreement and the Financing Agreements to which Borrower is a party, regardless of which of Borrower actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which Borrower, or Lender accounts therefor in their respective books and records. In addition, each entity comprising Borrower hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person comprising Borrower as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Article 10 of this Agreement are to be applied to each individual Person comprising Borrower (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Article 10 of this Agreement as to any Person comprising Borrower shall constitute an Event of Default even if such event has not occurred as to any other Persons comprising Borrower or as to all such Persons taken as a whole (except as otherwise expressly provided therein by, for example, the use of the term “Material Adverse Effect”).

(b) Each Borrower acknowledges that it will enjoy significant benefits from the business conducted by the other Borrowers because of, inter alia, their combined ability to bargain with other Persons including, without limitation, their ability to receive the credit facilities hereunder and other Financing Agreements which would not have been available to an individual Borrower acting alone. Each Borrower has determined that it is in its best interest to procure the Loans with the credit support of the other Borrowers as contemplated by this Agreement and the other Financing Agreements.

(c) Lender has advised Borrowers that Lender is unwilling to enter into this Agreement and the other Financing Agreements and make available the Loans extended hereby or thereby to any Borrower unless each Borrower agrees, among other things, to be jointly and severally liable for the due and proper payment of the Liabilities of each other Borrower under this Agreement and other Financing Agreements. Each Borrower has determined that it is in its best interest and in pursuit of its purposes that it so induce Lender to extend credit pursuant to this Agreement and the other documents executed in connection herewith (i) because of the desirability to each Borrower of the Loans and the interest rates and the modes of borrowing available hereunder, (ii) because each Borrower may engage in transactions jointly with other Borrowers and (iii) because each Borrower may require, from time to time, access to funds under this Agreement for the purposes herein set forth. Each Borrower, individually, expressly understands, agrees and acknowledges, that the Loans would not be made available on the terms herein in the absence of the collective credit of all of the Persons constituting Borrower, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons hereunder and under the other Financing Agreements. Accordingly, each Borrower, individually acknowledges that the benefit to each of the Persons comprising Borrower as a whole constitutes reasonably equivalent value, regardless of the amount of the Loans actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower.

(d) Borrower shall maintain records specifying (a) all Liabilities incurred by each Borrower, (b) the date of such incurrence, (c) the date and amount of any payments made in respect of such Liabilities and (d) all inter-Borrower obligations pursuant to this Section. Borrower shall make copies of such records available to Lender upon reasonable request.

(e) To the extent that applicable law otherwise would render the full amount of the joint and several obligations of any Borrower hereunder and under the other Financing Agreements invalid or unenforceable, such Borrower’s obligations hereunder and under the other Financing Agreements shall be limited to the maximum amount which does not result in such invalidity or unenforceability, provided, however, that each Borrower’s obligations hereunder and under the other Financing Agreements shall be presumptively valid and enforceable to their fullest extent in accordance with the terms hereof or thereof, as if this Section were not a part of this Agreement.

(f) Any term or provision of this Agreement or any other Financing Agreement to the contrary notwithstanding, the maximum aggregate amount of the Liabilities for which any of Borrowers (which Liabilities are not direct borrowings or direct obligations of such Borrower (the “Non-Direct Obligations”)) shall be liable shall not exceed the maximum amount for which such Borrower can be liable without rendering such Non-Direct Obligations, as they relate to such Borrower, voidable or avoidable under applicable law relating to fraudulent conveyance or fraudulent transfer (including, without limitation, under Section 548 of Chapter 11 of the federal bankruptcy code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law). To the extent that any Borrower shall be required hereunder to pay a portion of its Non-Direct Obligations which shall exceed the greater of (i) the amount of the economic benefit actually received by such Borrower from any of the loans evidenced hereby in respect of such Non-Direct Obligations, and (ii) the amount which such Borrower would otherwise have paid if such Borrower had paid the aggregate amount of the Non-Direct Obligations of such Borrower (excluding the amount thereof repaid by the other Borrowers) in the same proportion as such Borrower’s net worth at the date of any applicable borrowing hereunder is sought bears to the aggregate net worth of all of Borrowers at the date of such applicable borrowing hereunder is sought, then such Borrower shall be reimbursed by the other Borrowers for the amount of such excess, pro rata based on the respective net worths of Borrowers at the date of such applicable borrowing with respect hereto is sought.

(g) The term “Borrower” as used in this Agreement shall mean either one or more particular Borrowers or all of Borrowers collectively as Lender shall reasonably determine in good faith.

(h) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Liabilities from any obligor or other action to enforce the same; (ii) the waiver or consent by Lender or Lenders with respect to any provision of any instrument evidencing the Liabilities, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Lender; (iii) failure by Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Liabilities; (iv) the institution of any proceeding under the United States Bankruptcy Code, or any similar proceeding, by or against a Borrower or Lender’s election in any such proceeding of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor- in- possession, under Section 364 of the

United States Bankruptcy Code; (vi) the disallowance, under Section 502 of the United States Bankruptcy Code, of all or any portion of Lender’s claim(s) for repayment of any of the Liabilities; or (vii) any other circumstance other than payment in full of the Liabilities which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(i) Until all Liabilities have been indefeasibly paid in full in cash and this Agreement shall have terminated in accordance with its terms, no payment made by or for the account of a Borrower, including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower or (ii) a payment made by any other Person under any guaranty, shall entitle such Borrower, by subrogation, contribution or otherwise, to any payment from any other Borrower or from or out of any other Borrower’s property and such Borrower shall not exercise any right or remedy against any other Borrower or any property of any other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

(j) Any notice given by one Borrower hereunder shall constitute and be deemed to be notice given by all Borrowers, jointly and severally. Notice given by Lender to any one Borrower hereunder or pursuant to any Financing Agreements in accordance with the terms hereof or thereof shall constitute notice to each and every Borrower. The knowledge of one Borrower shall be imputed to all Borrowers and any consent by one Borrower shall constitute the consent of and shall bind all Borrowers.

(k) This Section is intended only to define the relative rights of Borrower and nothing set forth in this Section is intended to or shall impair the obligations of Borrower, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement or any other Financing Agreements. Nothing contained in this Section shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.

(l) The rights of any indemnifying Borrower against the other Borrowers under this Section shall be exercisable at such time as all Liabilities have been indefeasibly paid in full in cash and this Agreement shall have terminated in accordance with its terms.

12. AGENCY.

12.1 Waiver; Amendments. Agent, Lenders and Borrower agree that, except for the rights expressly granted to Borrower under Section 12.9, Borrower shall not be a party to the agreements contained in this Section 12, and shall have no obligations under this Section 12.1. Without limitation of the foregoing, Agent, Lenders and Borrower agree that in no event shall Borrower be required to seek comment from, deliver notices to or otherwise deal with any Lender other than Agent (except as otherwise specifically stated in this Agreement), nor shall Borrower be required to make an independent investigation of whether Agent has obtained any consents from the Lenders or as may be required (it being agreed that all communications from Agent may conclusively be deemed to be authorized by Lenders in accordance with this Section 12). Borrower shall not have any benefits or rights as a third party beneficiary of any term or condition contained in this Section 12.

12.2 Appointment, Authorization and Duties of Agent. Each Lender hereby irrevocably appoints, designates and authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Financing Agreement and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Financing Agreement, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Financing Agreement, Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Agreement or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Financing Agreements with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent will exercise the same care and attention with respect to the administration of the Loans as the Agent gives to its other credit transactions. The Agent will furnish all material information, statements and reports about the Borrower and the Loans to all Lenders (and not one Lender to the exclusion of the other) in a timely manner. Except as otherwise provided herein, the Agent may use its sole discretion with respect to exercising or refraining from exercising its rights or taking or refraining from taking any actions which may be vested in Agent, including, without limitation, generally administering the Loan and the Collateral and taking such actions as provided in Section 2.1(c) of this Agreement or which the Agent may be entitled to take or assert under or with respect to the Loans, this Agreement or the other Financing Agreements, and the Agent will not be liable to the Lenders with respect to anything that the Agent may do or refrain from doing in the exercise of its business judgment, in the absence of its own gross negligence or willful misconduct. Notwithstanding anything provided herein to the contrary, the Agent shall not, without the prior written consent of all Lenders: (i) extend or increase the Commitment of any Lender; (ii) accelerate liabilities or extend the time of payment for any amounts due under the Loans (including the Credit Termination Date); (iii) forgive or discharge any amounts due under the Loans; (iv) modify the rate of interest (including upon an Event of Default); (v) release any party from its obligations under this Agreement or any other Financing Agreement; (vi) waive any conditions in Section 5; (vii) consent to or waive compliance with respect to the covenants set forth in Sections 7 and 8; (viii) waive any Events of Default; (ix) release any Collateral; (x) engage outside consultants; (xi) enforce or fail to enforce remedies or (xiii) amend or modify this Agreement or any other Financing Agreement (except as expressly reserved to the Agent herein). To the extent there are any inconsistencies with the provisions of this Section and other terms and provisions of this Agreement or other Financing Agreements, the terms and provisions of this Section will govern and control.

12.3 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Financing Agreement by or through agents, employees or attorneys-in-fact and shall be entitled to advice of legal counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

12.4 Exculpation of Agent. None of Agent nor any of its directors, officers, employees, Affiliates or agents shall (a) be liable to any Lender or any other Person for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Financing Agreement or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by Borrower or any Affiliate, or any officer thereof, contained in this Agreement or in any other Financing Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Financing Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of Borrower or any other party to any Financing Agreement to perform its obligations and Liabilities hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Financing Agreement, or to inspect the properties, books or records of Borrower or its Affiliates.

12.5 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including legal counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Financing Agreement if it shall first receive such advice or concurrence of all of the Lenders, if it so requests, confirmation from Lenders of their obligation to indemnify Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Financing Agreement in accordance with a request or consent of all of the Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.

12.6 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify Lenders of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by all of the Lenders in accordance with Section 10.2; provided that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

12.7 Credit Decision. Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Financing Agreements, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any Seller or Acquisition. Except for notices, reports and other documents expressly herein required to be furnished to Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower which may come into the possession of Agent.

12.8 Indemnification. Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify, defend and hold harmless upon demand Agent and its directors, officers, employees, Affiliates and agents (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct. No action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Financing Agreement, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive repayment of the Loans, cancellation of any promissory notes, any foreclosure under, or modification, release or discharge of, any or all of the Financing Agreements, termination of this Agreement and the resignation or replacement of Agent.

12.9 Successor Agent. Agent may resign as Agent upon thirty (30) days’ notice to Lenders. If Agent resigns under this Agreement, the other Lenders shall, with (so long as no Event of Default exists) the consent of Borrower (which shall not be unreasonably withheld, conditioned or delayed), appoint from among the other Lenders a successor agent for Lenders. Notwithstanding the immediately foregoing sentence, if no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrower, a successor agent from among Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 and Sections 11.1 and 11.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor agent as provided for above.

12.10 Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, (a) to release any Lien granted to or held by Agent under this Agreement and any other Financing Agreement (i) upon the Liabilities being Paid in Full; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 12.1, if approved, authorized or ratified in writing by all of the Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is expressly permitted by this Agreement at any time (it being understood that Agent may conclusively rely on a certificate from Borrower in determining whether the Indebtedness secured by any such Lien is permitted hereby). Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 12.10. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets and Collateral which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets or Collateral, such Lender shall promptly notify Agent thereof in writing, and, promptly upon Agent’s written request therefore, shall deliver such assets or Collateral to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that, except as otherwise expressly provided herein, it will not have any right individually to enforce or seek to enforce this Agreement or any Financing Agreement or to realize upon any Collateral for the Liabilities unless instructed in writing to do so by Agent, it being understood and agreed that such rights and remedies may be exercised only by Agent.

12.11 Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Agent (irrespective of whether the principal of the Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Liabilities that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agent and their respective agents and attorneys and all other amounts due Lenders and Agent under this Agreement and the Financing Agreements allowed in such judicial proceedings; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to Lenders, to pay to Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agent and its agents and attorneys, and any other amounts due Agent under this Agreement and the Financing Agreements hereof.

Nothing contained herein shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Liabilities or the rights of any Lender or to authorize Agent to vote in respect of the claim of any Lender in any such proceeding.

12.12 Other Agents; Arrangers and Managers. None of Lenders or other Persons identified on the facing page or signature pages of this Agreement as, if applicable, a “joint arranger,” “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “joint lean lender”, “arranger,” “lead arranger” or “co-arranger”, if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.13 Return of Payments. If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate (as defined below). If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind. As used herein, the term “Federal Funds Rate” means for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent; provided, Agent’s determination of such rate shall be binding and conclusive absent manifest error.

[Signature Page Follows]

IN WITNESS WHEREOF, this Loan and Security Agreement has been duly executed as of the day and year first above written.

BORROWER:

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James Riedman
	Name:	James Riedman
	Its:	Chief Executive Officer

PENOBSCOT SHOE COMPANY

By:	/s/ James Riedman
	Name:	James Riedman
	Its:	Chief Executive Officer

H.S. TRASK & CO.

By:	/s/ James Riedman
	Name:	James Riedman
	Its:	Chief Executive Officer

AGENT:

GIBRALTAR BUSINESS CAPITAL, LLC

By:	/s/ James Riedman
	Name:	James Riedman
	Its:	Chief Executive Officer

FIRST LIEN LENDERS:

GIBRALTAR BUSINESS CAPITAL, LLC

By:	/s/ Darren M. Latimer
	Name:	Darren M. Latimer
	Its:	Chief Executive Officer

WESTRAN INDUSTRIAL LOAN CO., LLC

BY: ECHELON CAPITAL, LLC

By:	/s/ Louis (Gene) Berg
	Name:	Louis (Gene) Berg
	Its:	Manager

SECOND LIEN LENDERS:

GIBRALTAR BUSINESS CAPITAL, LLC

By:	/s/ Darren M. Latimer
	Name:	Darren M. Latimer
	Its:	Chief Executive Officer

WESTRAN INDUSTRIAL LOAN CO., LLC

BY: ECHELON CAPITAL, LLC

By:	/s/ Louis (Gene) Berg
	Name:	Louis (Gene) Berg
	Its:	Manager

ANNEX A

Gibraltar Business Capital, LLC

Revolving Loan Commitment: $3,250,000

Term Loan Commitment: $500,000

Westran Industrial Loan Co., LLC

Revolving Loan Commitment: $1,000,000

Term Loan Commitment: $ 1,000,000